                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-83374

                             Subject to Completion
             Preliminary Prospectus Supplement dated April 1, 2002

PROSPECTUS SUPPLEMENT
---------------------
(To prospectus dated April 1, 2002)
                                      [LOGO]
                                      Protected Growth/SM/ Investing
                                      Pursuit of Growth, Protection of Principal

                                2,500,000 Units
                           Merrill Lynch & Co., Inc.
                Callable Market Index Target-Term Securities(R)
                              due April   , 2009
                  Linked to the Amex Biotechnology Index/SM/
                        "Callable MITTS(R) Securities"
                         $10 principal amount per unit

                               ----------------

The Callable MITTS Securities:         Payment at the stated maturity:

.. 100% principal protection at         . On the stated maturity date, if
  maturity.                              the Callable MITTS Securities
                                         have notpreviously been called,
.. Callable in September 2005 at the      for each unit of the Callable
  option of Merrill Lynch & Co., Inc.    MITTS Securities you own we will
                                         pay you an amount equal to the
.. No payments before the stated          sum of the principal amount of
  maturity date unless called.           each unit and an additional
                                         amount based on the percentage
.. Senior unsecured debt securities       increase, if any, in the value
  of Merrill Lynch & Co., Inc.           of the Amex Biotechnology
                                         Index/SM/.
.. Linked to the value of the Amex
  Biotechnology Index/SM/              Payment if called by Merrill Lynch & Co.,
  (index symbol "BTK").                Inc.:

.. We have applied to have the          . If Merrill Lynch & Co., Inc.
  Callable MITTS Securities listed       elects in September 2005 to call
  on the American Stock Exchange         your Callable MITTS Securities,
  under the trading symbol "BMA".        you will receive a cash payment
                                         expected to be between $12.00 and
.. Expected closing date: April  , 2002.  $12.50 per unit.

      Investing in the Callable MITTS Securities involves risks that are described in the "Risk Factors" section beginning on page S-8 of this prospectus supplement.

                               ----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                              Per unit    Total
                                                              --------    -----
      Public offering price (1)..............................  $10.00  $25,000,000
      Underwriting discount..................................    $          $
      Proceeds, before expenses, to Merrill Lynch & Co., Inc.    $          $

       (1)The public offering price and the underwriting discount for any single transaction to purchase 100,000 units or more will be $
          per unit and $       per unit, respectively.

                             ---------------------

                              Merrill Lynch & Co.

                             ---------------------

           The date of this prospectus supplement is April   , 2002.

"MITTS" and "Market Index Target-Term Securities" are registered service marks and "Protected Growth" is a service mark of Merrill Lynch & Co., Inc.
"Amex Biotechnology Index/SM/" is a service mark of the American Stock Exchange and has been licensed for use for certain purposes by Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Callable MITTS(R) Securities are not sponsored, endorsed, sold or promoted by the American Stock Exchange.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                                                         Page
                                                                                                         ----
SUMMARY INFORMATION--Q&A................................................................................  S-4
   What are the Callable MITTS Securities?..............................................................  S-4
   What will I receive on the stated maturity date of the Callable MITTS Securities?....................  S-4
   How does the call feature work?......................................................................  S-5
   Will I receive interest payments on the Callable MITTS Securities?...................................  S-5
   Who publishes the Amex Biotechnology Index and what does the Amex Biotechnology Index measure?...........................................................................................  S-6
   How has the Amex Biotechnology Index performed historically?.........................................  S-6
   What about taxes?....................................................................................  S-6
   Will the Callable MITTS Securities be listed on a stock exchange?....................................  S-7
   What is the role of MLPF&S?..........................................................................  S-7
   Who is ML&Co.?.......................................................................................  S-7
   Are there any risks associated with my investment?...................................................  S-7
RISK FACTORS............................................................................................  S-8
   You may not earn a return on your investment.........................................................  S-8
   The Callable MITTS Securities are subject to early call..............................................  S-8
   Your yield may be lower than the yield on a standard debt security of comparable maturity............  S-8
   Your return will not reflect the return of owning the Amex Biotechnology Stocks......................  S-8
   Risk factors specific to companies included in the Amex Biotechnology Index..........................  S-8
   There may be an uncertain trading market for the Callable MITTS Securities...........................  S-9
   Many factors affect the trading value of the Callable MITTS Securities; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor...  S-9
   Amounts payable on the Callable MITTS Securities may be limited by state law......................... S-10
   Purchases and sales by us and our affiliates may affect your return.................................. S-11
   Potential conflicts.................................................................................. S-11
   Tax consequences..................................................................................... S-11
DESCRIPTION OF THE CALLABLE MITTS SECURITIES............................................................ S-12
   Payment at maturity.................................................................................. S-12
   Early call of the Callable MITTS Securities at the option of ML&Co................................... S-13
   Hypothetical returns................................................................................. S-14
   Adjustments to the Amex Biotechnology Index; Market Disruption Events................................ S-15
   Discontinuance of the Amex Biotechnology Index....................................................... S-15
   Events of Default and Acceleration................................................................... S-16
   Depositary........................................................................................... S-17
   Same-Day Settlement and Payment...................................................................... S-19
THE AMEX BIOTECHNOLOGY INDEX............................................................................ S-19
   Historical Data on the Amex Biotechnology Index...................................................... S-20
   License Agreement.................................................................................... S-21
UNITED STATES FEDERAL INCOME TAXATION................................................................... S-22
   General.............................................................................................. S-22
   U.S. Holders......................................................................................... S-23
   Hypothetical Table................................................................................... S-25
   Non-U.S. Holders..................................................................................... S-25
   Backup withholding................................................................................... S-26
ERISA CONSIDERATIONS.................................................................................... S-26
USE OF PROCEEDS AND HEDGING............................................................................. S-27
WHERE YOU CAN FIND MORE INFORMATION..................................................................... S-27
UNDERWRITING............................................................................................ S-27

                                                                           Page
                                                                           ----
VALIDITY OF THE CALLABLE MITTS SECURITIES................................. S-28
INDEX OF DEFINED TERMS.................................................... S-29

                                  Prospectus

MERRILL LYNCH & CO., INC..................................................    2
USE OF PROCEEDS...........................................................    2
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED STOCK DIVIDENDS...................................    3
THE SECURITIES............................................................    3
DESCRIPTION OF DEBT SECURITIES............................................    4
DESCRIPTION OF DEBT WARRANTS..............................................   10
DESCRIPTION OF CURRENCY WARRANTS..........................................   12
DESCRIPTION OF INDEX WARRANTS.............................................   14
DESCRIPTION OF PREFERRED STOCK............................................   19
DESCRIPTION OF DEPOSITARY SHARES..........................................   24
DESCRIPTION OF PREFERRED STOCK WARRANTS...................................   28
DESCRIPTION OF COMMON STOCK...............................................   30
DESCRIPTION OF COMMON STOCK WARRANTS......................................   34
PLAN OF DISTRIBUTION......................................................   36
WHERE YOU CAN FIND MORE INFORMATION.......................................   37
INCORPORATION OF INFORMATION WE FILE WITH THE SEC.........................   37
EXPERTS...................................................................   38

                           SUMMARY INFORMATION--Q&A

      This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Callable Market Index Target-Term Securities(R) due
April   , 2009 linked to the Amex Biotechnology Index/SM/ (the "Callable MITTS
Securities"). You should carefully read this prospectus supplement and the accompanying prospectus of Merrill Lynch & Co., Inc. to fully understand the terms of the Callable MITTS Securities and the tax and other considerations that are important to you in making a decision about whether to invest in the Callable MITTS Securities. You should carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the Callable MITTS Securities, to determine whether an investment in the Callable MITTS Securities is appropriate for you.

      References in this prospectus supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc. and references to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Callable MITTS Securities?

      The Callable MITTS Securities will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The Callable MITTS Securities will rank equally with all of our other unsecured and unsubordinated
debt. The Callable MITTS Securities will mature on April   , 2009 unless called
by ML&Co. in September 2005.

      Each unit of Callable MITTS Securities represents $10 principal amount of Callable MITTS Securities. You may transfer the Callable MITTS Securities only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Callable MITTS Securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Callable MITTS Securities. You should refer to the section entitled "Description of the Callable MITTS Securities--Depositary" in this prospectus supplement.

What will I receive on the stated maturity date of the Callable MITTS
Securities?

      We have designed the Callable MITTS Securities for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in possible increases in the Amex Biotechnology Index (the "Amex Biotechnology Index" or the "Index"). On the stated maturity date, if we have not called the Callable MITTS Securities, you will receive a cash payment equal to the sum of two amounts: the "principal amount" and the "Supplemental Redemption Amount", if any.

Principal Amount

      The "principal amount" per unit is $10.

Supplemental Redemption Amount

      The "Supplemental Redemption Amount" per unit will equal:

                        ( Ending Value - Starting Value )
                  $10 x ( ----------------------------- )
                        (       Starting Value          )

but will not be less than zero.

      The "Starting Value" means the closing value of the Index on the date the Callable MITTS Securities are priced for initial sale to the public (the "Pricing Date"). We will disclose the Starting Value to you in the final prospectus supplement delivered to you in connection with sales of the Callable MITTS Securities.

      The "Ending Value" means the average, arithmetic mean, of the value of the Index at the close of the market on five business days shortly before the maturity of the Callable MITTS Securities. We may calculate the Ending Value by reference to fewer than five or even a single day's closing value if, during the period shortly before the stated maturity date of the Callable MITTS Securities, there is a disruption in the trading of a sufficient number of stocks included in the Index (the "Amex Biotechnology Stocks") or certain futures, options or other contracts relating to the Amex Biotechnology Stocks or the Index itself.

      For more specific information about the Supplemental Redemption Amount, please see the section entitled "Description of the Callable MITTS Securities" in this prospectus supplement.

      We will pay you a Supplemental Redemption Amount only if we do not call the Callable MITTS Securities during September 2005 and only if the Ending Value is greater than the Starting Value. If the Ending Value is less than, or equal to, the Starting Value, the Supplemental Redemption Amount will be zero. We will pay you the principal amount of your Callable MITTS Securities regardless of whether any Supplemental Redemption Amount is payable.

  Examples

   Here are two examples of Supplemental Redemption Amount calculations. If we call the Callable MITTS Securities during the Call Period, you will receive only the Call Price and you will not be entitled to receive any payment on the stated maturity date.

  Example 1--On the stated maturity date, the hypothetical Ending Value is less than the hypothetical Starting Value:

   Hypothetical Starting Value: 500.33
   Hypothetical Ending Value at maturity: 400.26

                                                     ( 400.26 - 500.33 )           (Supplemental
   Supplemental Redemption Amount (per unit) = $10 x ( --------------- ) = $0.00   Redemption
                                                     (     500.33      )           Amount cannot
                                                                                   be less than zero)

  Total payment on the stated maturity date (per unit) = $10.00 + $0.00 = $10.00

  Example 2--On the stated maturity date, the hypothetical Ending Value is greater than the hypothetical Starting Value:

   Hypothetical Starting Value: 500.33
   Hypothetical Ending Value at maturity: 900.59

                                                     ( 900.59 - 500.33 )
   Supplemental Redemption Amount (per unit) = $10 x ( --------------- ) = $8.00
                                                     (     500.33      )

  Total payment on the stated maturity date (per unit) = $10.00 + $8.00 = $18.00

How does the call feature work?

      We may elect to call the Callable MITTS Securities at $   per unit (the
"Call Price"), on any Business Day during the month of September 2005 (the "Call Period") by giving notice to the trustee of the Callable MITTS Securities as described in this prospectus supplement and specifying the date on which the Call Price will be paid (the "Payment Date"). We expect the Call Price to be in the range of $12.00 to $12.50 per unit. We will disclose the Call Price to you in the final prospectus supplement delivered in connection with sales of the Callable MITTS Securities. The Payment Date will be no later than the twentieth Business Day after the call election. The Call Price represents a total rate of return on your Callable MITTS Securities expected to be between 20% and 25%, assuming you purchased the Callable MITTS Securities at the principal amount of $10 per unit.

      If we elect to call your Callable MITTS Securities during the Call Period, you will receive only the Call Price and you will not receive a Supplemental Redemption Amount based on increases in the Index. If we do not call the Callable MITTS Securities during the Call Period, the principal amount plus the Supplemental Redemption Amount, if any, that you receive at the stated maturity date may be greater than or less than the Call Price.

Will I receive interest payments on the Callable MITTS Securities?

      You will not receive any interest payments on the Callable MITTS Securities, but will instead receive the principal amount plus the Supplemental Redemption Amount, if any, at maturity, or the Call Price if the Callable MITTS Securities are called during the Call Period. We have designed the Callable MITTS Securities for investors who are willing to forego market interest payments on the Callable MITTS Securities, such as floating interest rates paid on standard senior non-callable debt securities, in exchange for the ability to participate in possible increases in the Index.

Who publishes the Amex Biotechnology Index and what does the Amex Biotechnology Index measure?

      The Index is calculated and disseminated by the AMEX under the symbol "BTK". The Index is designed to measure the performance of a cross section of companies in the biotechnology industry that are primarily involved in the use of biological processes to develop products or provide services. The Index is equal-dollar weighted, designed to ensure that each of its component securities is represented in approximate equal dollar value. To ensure that each component stock continues to represent approximate equal market value, adjustments are made quarterly after the close of trading on the third Friday of January, April, July and October. For more specific information about the Index and equal-dollar weighting, please see the section entitled "The Amex Biotechnology Index" in this prospectus supplement.

      The Callable MITTS Securities are debt obligations of ML&Co., and an investment in the Callable MITTS Securities does not entitle you to any ownership interest in the Amex Biotechnology Stocks.

How has the Amex Biotechnology Index performed historically?

      We have provided a table and a graph showing the month-end closing values of the Index from January 1997 through March 2002 in the section entitled "The Amex Biotechnology Index--Historical Data on the Amex Biotechnology Index" in this prospectus supplement. We have provided this information to help you evaluate how the Index has performed in various economic environments. However, any historical upward or downward trend in the level of the Index during this historical period is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the Callable MITTS Securities.

What about taxes?

      Each year, you will be required to pay taxes on ordinary income from the Callable MITTS Securities over their term based upon an estimated yield for the Callable MITTS Securities, even though you will not receive any payments from us until maturity or earlier call. We have determined this estimated yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to figure the amount of taxes that you will owe each year as a result of owning Callable MITTS Securities. This estimated yield is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed
zero. We have determined that this estimated yield will equal   % per annum,
compounded semiannually.

      Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you buy a Callable MITTS Security for $10 and hold the Callable MITTS Security until maturity, you will be required to pay taxes on the following amounts of ordinary income from the Callable MITTS Securities each
year: $    in 2002, $    in 2003, $    in 2004, $    in 2005, $    in 2006,
$    in 2007, $    in 2008 and $    in 2009. However, in 2009, if we have not
called the Callable MITTS Securities, the amount of ordinary income that you will be required to pay taxes on from owning each Callable MITTS Security may be greater or less than $ , depending upon the Supplemental Redemption Amount, if any, you receive. Also, if the Supplemental Redemption Amount is less than $ , you may have a loss which you could deduct against other income you may have in 2009, but under current tax regulations, you would neither be required nor allowed to amend your tax returns for prior years. For further information, see the section entitled "United States Federal Income

Taxation" in this prospectus supplement.

Will the Callable MITTS Securities be listed on a stock exchange?

      We have applied to have the Callable MITTS Securities listed on the AMEX under the trading symbol "BMA". The listing of the Callable MITTS Securities on the AMEX will not necessarily ensure that a liquid trading market will be available for the Callable MITTS Securities. You should review the section entitled "Risk Factors--There may be an uncertain trading market for the Callable MITTS Securities" in this prospectus supplement.

What is the role of MLPF&S?

      Our subsidiary MLPF&S is the underwriter for the offering and sale of the Callable MITTS Securities. After the initial offering, MLPF&S intends to buy and sell Callable MITTS Securities to create a secondary market for holders of the Callable MITTS Securities, and may stabilize or maintain the market price of the Callable MITTS Securities during the initial distribution of the Callable MITTS Securities. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

      MLPF&S will also be our agent for purposes of calculating, among other things, the Ending Value and the Supplemental Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S' status as a subsidiary of ML&Co. and its responsibilities as calculation agent.

Who is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co., see the section entitled "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read the other documents of ML&Co. we have filed with the SEC, which you can find by referring to the section entitled "Where You Can Find More Information" in this prospectus supplement.

Are there any risks associated with my investment?

      Yes, an investment in the Callable MITTS Securities is subject to risks. Please refer to the section entitled "Risk Factors" in this prospectus supplement.

                                 RISK FACTORS

      Your investment in the Callable MITTS Securities will involve risks. You should carefully consider the following discussion of risks before deciding whether an investment in the Callable MITTS Securities is suitable for you.

You may not earn a return on your investment

      You should be aware that if the Ending Value does not exceed the Starting Value, the Supplemental Redemption Amount will be zero. This will be true even if the value of the Index was higher than the Starting Value at some time during the life of the Callable MITTS Securities but later falls to or below the Starting Value. If the Supplemental Redemption Amount is zero and the Callable MITTS Securities are not called by us prior to the stated maturity date, we will pay you only the principal amount of your Callable MITTS Securities.

The Callable MITTS Securities are subject to early call

      We may elect to call all of the Callable MITTS Securities by giving notice on any Business Day during the Call Period. We are likely to call the Callable MITTS Securities during the Call Period if the secondary market price of the Callable MITTS Securities is approximately equal to or above the Call Price during that period. In the event that we elect to call the Callable MITTS Securities, you will receive only the Call Price and no Supplemental Redemption Amount based on the value of the Index.

Your yield may be lower than the yield on a standard debt security of comparable maturity

      The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought other standard senior non-callable debt securities of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your return will not reflect the return of owning the Amex Biotechnology Stocks

      The return on your Callable MITTS Securities will not reflect the dividends you would receive if you actually owned the stocks included in the Index because the value of the Index is calculated by reference to the prices of the Amex Biotechnology Stocks without taking into consideration the value of dividends paid on those stocks.

Risk factors specific to companies included in the Amex Biotechnology Index

      The stock prices of some of the companies included in the Index (the "Biotechnology Companies") have been and may continue to be volatile. These stock prices could be subject to wide fluctuations in response to a variety of factors, including the following:

      .   general market fluctuations;

      . actual or anticipated variations in the quarterly operating results of the Biotechnology Companies;

      . announcements of technological innovations or new services offered by competitors of the Biotechnology Companies;

      .   changes in financial estimates by securities analysts;

      . regulatory or legal developments, including significant litigation matters, affecting the Biotechnology Companies or the industries in which they operate;

      . announcements by competitors of the Biotechnology Companies of significant acquisitions, strategic partnerships, joint ventures or capital commitments; and

      .   departures of key personnel of the Biotechnology Companies.

      The international operations of some of the Biotechnology Companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations and other risks inherent to international business. Some of the Biotechnology Companies have international operations, which are essential parts of their businesses. The risks of international business that these companies are exposed to include the following:

      .   general economic, social and political conditions;

      . the difficulty of enforcing intellectual property rights and agreements and collecting receivables through certain foreign legal systems;

      . differing tax rates, tariffs, exchange controls or other similar restrictions;

      .   currency fluctuations;

      . changes in, and compliance with, domestic and foreign laws and regulations which impose a range of restrictions on operations, trade practices, foreign trade and international investment decisions; and

      . reductions in the number or capacity of personnel in international markets.

There may be an uncertain trading market for the Callable MITTS Securities

      We have applied to have the Callable MITTS Securities listed on the AMEX under the trading symbol "BMA". While there have been a number of issuances of series of Market Index Target-Term Securities, trading volumes have varied historically from one series to another and it is therefore impossible to predict how the Callable MITTS Securities will trade. You cannot assume that a trading market will develop for the Callable MITTS Securities. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Callable MITTS Securities will depend on our financial performance and other factors such as the change in value of the Index.

      If the trading market for the Callable MITTS Securities is limited, there may be a limited number of buyers for your Callable MITTS Securities if you do not wish to hold your investment until maturity. This may affect the price you receive.

Many factors affect the trading value of the Callable MITTS Securities; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

      The trading value of the Callable MITTS Securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the Callable MITTS Securities caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the Callable MITTS Securities caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the Callable MITTS Securities attributable to another factor, such as an increase in the value of the Index. The following paragraphs describe the expected impact on the market value of the Callable MITTS Securities given a change in a specific factor, assuming all other conditions remain constant.

      Changes in the value of the Index are expected to affect the trading value of the Callable MITTS Securities. We expect that the market value of the Callable MITTS Securities will depend substantially on the amount, if any, by which the value of the Index exceeds the Starting Value. If you choose to sell your Callable

MITTS Securities when the value of the Index exceeds the Starting Value, you may receive substantially less than the amount that would be payable at maturity based on that price because of the expectation that the value of the Index will continue to fluctuate until the Ending Value is determined. If you choose to sell your Callable MITTS Securities when the value of the Index is below, or not sufficiently above, the Starting Value, you may receive less than the $10 principal amount per unit of Callable MITTS Securities.

      Changes in the levels of interest rates are expected to affect the trading value of the Callable MITTS Securities. Because we will pay, at a minimum, the principal amount per unit of Callable MITTS Securities at maturity, we expect that changes in interest rates will affect the trading value of the Callable MITTS Securities. In general, if U.S. interest rates increase, we expect that the trading value of the Callable MITTS Securities will decrease and, conversely, if U.S. interest rates decrease, we expect that the trading value of the Callable MITTS Securities will increase. Rising interest rates may lower the value of the Index and, thus, the Callable MITTS Securities. Falling interest rates may increase the value of the Index and, thus, may increase the value of the Callable MITTS Securities.

      Changes in the volatility of the Index are expected to affect the trading value of the Callable MITTS Securities. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the value of the Index increases or decreases, the trading value of the Callable MITTS Securities may be adversely affected.

      As the time remaining to maturity of the Callable MITTS Securities decreases, the "time premium" associated with the Callable MITTS Securities will decrease. We anticipate that before their maturity, the Callable MITTS Securities may trade at a value above that which would be expected based on the level of interest rates and the value of the Index. This difference will reflect a "time premium" due to expectations concerning the value of the Index during the period before the stated maturity of the Callable MITTS Securities. However, as the time remaining to the stated maturity of the Callable MITTS Securities decreases, we expect that this time premium will decrease, lowering the trading value of the Callable MITTS Securities.

      Changes in our credit ratings may affect the trading value of the Callable MITTS Securities. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Callable MITTS Securities. However, because your return on your Callable MITTS Securities is dependent upon factors in addition to our ability to pay our obligations under the Callable MITTS Securities, such as the percentage increase, if any, in the value of the Index at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Callable MITTS Securities.

      In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Callable MITTS Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the Callable MITTS Securities than if it occurs earlier in the term of the Callable MITTS Securities. However, we expect that the effect on the trading value of the Callable MITTS Securities of a given change in the value of the Index will be greater if it occurs later in the term of the Callable MITTS Securities than if it occurs earlier in the term of the Callable MITTS Securities.

Amounts payable on the Callable MITTS Securities may be limited by state law

      New York State law governs the 1983 Indenture under which the Callable MITTS Securities will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Callable MITTS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

      While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We promise, for the benefit of the holders of the Callable MITTS Securities, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

      We and our affiliates may from time to time buy or sell the Amex Biotechnology Stocks or futures, options or other contracts relating to those stocks or the Index itself for our own accounts for business reasons and expect to enter into such transactions in connection with hedging our obligations under the Callable MITTS Securities. These transactions could affect the prices of the Amex Biotechnology Stocks, and in turn, the value of the Index in a manner that would be adverse to your investment in the Callable MITTS Securities. Any purchases by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase the prices of the Amex Biotechnology Stocks and the value of the Index. Temporary increases in the market prices of the Amex Biotechnology Stocks and the value of the Index may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of the Amex Biotechnology Stocks and the value of the Index may decline subsequent to the Pricing Date, reducing the value of the Index and therefore the market value of the Callable MITTS Securities.

Potential conflicts

      Our subsidiary, MLPF&S, is our agent for the purposes of calculating the Ending Value and the Supplemental Redemption Amount. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the Callable MITTS Securities could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the value of the Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance of the Index. See the sections entitled "Description of the Callable MITTS Securities--Adjustments to the Amex Biotechnology Index; Market Disruption Events" and "--Discontinuance of the Amex Biotechnology Index" in this prospectus supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

      We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay amounts due at maturity on the Callable MITTS Securities. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

      ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the Biotechnology Companies including extending loans to, or making equity investments in, the Biotechnology Companies or providing advisory services to the Biotechnology Companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to the Biotechnology Companies and, in addition, one or more affiliates of ML&Co. may publish research reports about the Biotechnology Companies. ML&Co. does not make any representation to any purchasers of the Callable MITTS Securities regarding any matters whatsoever relating to the Biotechnology Companies. Any prospective purchaser of the Callable MITTS Securities should undertake an independent investigation of the Biotechnology Companies as in its judgment is appropriate to make an informed decision regarding an investment in the Callable MITTS Securities. The composition of the Index does not reflect any investment or sell recommendations of ML&Co. or its affiliates.

Tax consequences

      You should consider the tax consequences of investing in the Callable MITTS Securities. See the section entitled "United States Federal Income Taxation" in this prospectus supplement.

                 DESCRIPTION OF THE CALLABLE MITTS SECURITIES

      ML&Co. will issue the Callable MITTS Securities as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying prospectus. Unless called by ML&Co. during the Call Period, the
Callable MITTS Securities will mature on April   , 2009.

      Unless the Callable MITTS Securities are called during the Call Period, at the stated maturity a beneficial owner of a Callable MITTS Security will receive the sum of the principal amount of the Callable MITTS Security plus the Supplemental Redemption Amount, if any. There will be no payment of interest, periodic or otherwise. See the section entitled "--Payment at maturity".

      The Callable MITTS Securities may be called by ML&Co. as described below, but are not subject to redemption at the option of any beneficial owner before maturity. If an Event of Default occurs with respect to the Callable MITTS Securities, registered holders of the Callable MITTS Securities may accelerate the maturity of the Callable MITTS Securities, as described under the sections entitled "--Events of Default and Acceleration" in this prospectus supplement and "Description of Debt Securities--Events of Default" in the accompanying prospectus of ML&Co.

      ML&Co. will issue the Callable MITTS Securities in denominations of whole units, each with a principal amount of $10.00.

      The Callable MITTS Securities will not have the benefit of any sinking fund.

Payment at maturity

      If we do not call the Callable MITTS Securities during the Call Period, a beneficial owner of a Callable MITTS Security will be entitled to receive, at the stated maturity, the principal amount of each Callable MITTS Security plus the Supplemental Redemption Amount, if any, all as provided below. If the Ending Value does not exceed the Starting Value, a beneficial owner of a Callable MITTS Security will be entitled to receive only the principal amount of the Callable MITTS Security.

  Determination of the Supplemental Redemption Amount

      The "Supplemental Redemption Amount" for a Callable MITTS Security will be determined by the calculation agent and will equal:

                                                                  ( Ending Value  Starting Value )
principal amount of each Callable MITTS Security ($10 per unit) X ( ---------------------------- )
                                                                  (        Starting Value        )


provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

      The "Starting Value" means the closing value of the Index on the Pricing Date.

      The "Ending Value" will be determined by the calculation agent and will equal the average, arithmetic mean, of the closing values of the Index determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days during the Calculation Period, then the Ending Value will equal the average, arithmetic mean, of the closing values of the Index on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing value of the Index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the

Ending Value will equal the closing value of the Index determined on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on that day.

      The "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the maturity date to and including the second scheduled Index Business Day prior to the maturity date.

      A "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

      An "Index Business Day" means any day on which the New York Stock Exchange, AMEX and The Nasdaq National Market are open for trading and the Index or any successor index is calculated and published.

      All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Callable MITTS Securities.

Early call of the Callable MITTS Securities at the option of ML&Co.

      During the Call Period, which is the month of September 2005, ML&Co., in its sole discretion, may elect to call the Callable MITTS Securities, in whole but not in part, in exchange for a cash payment expected to be between $12.00 and $12.50 per unit, by giving notice to the trustee on any Business Day during the Call Period. The Call Price represents a total rate of return on your Callable MITTS Securities expected to be between 20% and 25%, assuming you purchased the Callable MITTS Securities at the principal amount of $10 per unit.

      If we elect to call your Callable MITTS Securities during the Call Period, you will receive only the Call Price and you will not receive a Supplemental Redemption Amount based on the value of the Index. If we do not call the Callable MITTS Securities, the principal amount plus the Supplemental Redemption Amount, if any, that you receive at the stated maturity may be greater than or less than the Call Price. ML&Co. may elect to call the Callable MITTS Securities on any Business Day during the Call Period by giving notice to the trustee and specifying the date on which the Call Price shall be paid. The Payment Date shall be no later than the twentieth Business Day after the call election. The trustee will provide notice of the call election to the registered holders of the Callable MITTS Securities, specifying the Payment Date, no less than 15 calendar days prior to the Payment Date. While the Callable MITTS Securities are held at the depositary, the registered holder will be the depositary, and the depositary will receive the notice of the call. As more fully described below under "--Depositary", the depositary will forward this notice to its participants which will pass it on to the beneficial owners.

      You should compare the features of the Callable MITTS Securities to other available investments before deciding to purchase the Callable MITTS Securities. Due to the uncertainty as to whether the Callable MITTS Securities will earn a Supplemental Redemption Amount or be called during the Call Period, the return on your investment with respect to the Callable MITTS Securities may be higher or lower than the return available on other securities issued by ML&Co. or by others. We suggest that you reach an investment decision only after carefully considering the suitability of the Callable MITTS Securities in light of your particular circumstances. See the section entitled "United States Federal Income Taxation".

Hypothetical returns

      The following table illustrates, for a hypothetical Starting Value and a range of hypothetical Ending Values of the Index:

      . the percentage change from the hypothetical Starting Value to the hypothetical Ending Values,

      .   the total amount payable at maturity of the Callable MITTS Securities,

      . the total rate of return to beneficial owners of the Callable MITTS Securities,

      . the pretax annualized rate of return to beneficial owners of the Callable MITTS Securities, and

      . the pretax annualized rate of return of an investment in Amex Biotechnology Stocks.

      The table below assumes an initial investment of $10 in the Callable MITTS Securities and the Amex Biotechnology Stocks. This table also assumes the Callable MITTS Securities are not called by ML&Co.

                                                              Pretax
                  Percentage     Total Amount               Annualized
                change from the   Payable at   Total Rate     Rate of    Pretax annualized
                 hypothetical    Maturity per of Return on   Return on     rate of return
               Starting Value to   Callable   the Callable the Callable        of the
Hypothetical     hypothetical       MITTS        MITTS         MITTS     Amex Biotechnology
Ending Value     Ending Value      Security    Securities  Securities(1)   Stocks (1)(2)
------------   ----------------- ------------ ------------ ------------- ------------------
   100.07             -80%          $10.00         0.00%          0.00%        21.69%
   200.13             -60%          $10.00         0.00%          0.00%        12.65%
   300.20             -40%          $10.00         0.00%          0.00%         7.15%
   400.26             -20%          $10.00         0.00%          0.00%         3.16%
   500.33(3)            0%          $10.00         0.00%          0.00%         0.00%
   600.40              20%          $12.00        20.00%          2.62%         2.62%
   700.46              40%          $14.00        40.00%          4.86%         4.86%
   800.53              60%          $16.00        60.00%          6.82%         6.82%
   900.59              80%          $18.00        80.00%          8.57%         8.57%
 1,000.66             100%          $20.00       100.00%         10.14%        10.14%
 1,100.73             120%          $22.00       120.00%         11.58%        11.58%
 1,200.79             140%          $24.00       140.00%         12.90%        12.90%
 1,300.86             160%          $26.00       160.00%         14.12%        14.12%
 1,400.92             180%          $28.00       180.00%         15.25%        15.25%
 1,500.99             200%          $30.00       200.00%         16.31%        16.31%

--------
(1)The annualized rates of return are calculated on a semiannual bond equivalent basis.
(2)This rate of return assumes:
       (a)a percentage change in the aggregate price of the stocks that equals the percentage change in the Index from the Starting Value to the relevant hypothetical Ending Value;
       (b)no dividends are paid on the Amex Biotechnology Stocks during the term of the Callable MITTS Securities;
       (c)no transaction fees or expenses; and
       (d)an investment term of April 1, 2002 to April 1, 2009.
(3)This is the hypothetical Starting Value of the Index for purposes of this table. The actual Starting Value will be the closing value of the Index on the Pricing Date and will be disclosed in the final prospectus supplement delivered to you in connection with sales of the Notes.

      The preceding figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by investors in the Callable MITTS Securities and the resulting total and pretax annualized rates of return will depend on the actual Starting Value, Ending Value and term of your investment.

Adjustments to the Amex Biotechnology Index; Market Disruption Events

      If at any time the AMEX changes its method of calculating the Index, or the value of the Index changes, in any material respect, or if the Index is in any other way modified so that the Index does not, in the opinion of the calculation agent, fairly represent the value of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent shall, at the close of business in New York, New York, on each date that the closing value of the Index is to be calculated, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Index as if those changes or modifications had not been made, and calculate the closing value with reference to the Index, as so adjusted. Accordingly, if the method of calculating the Index is modified so that the value of the Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the calculation agent shall adjust the Index in order to arrive at a value of the Index as if it had not been modified, e.g., as if a split had not occurred.

      "Market Disruption Event" means either of the following events as determined by the calculation agent:

       (A)the suspension or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange, in 20% or more of the Amex Biotechnology Stocks (without taking into account any extended or after-hours trading session); or

       (B)the suspension or material limitation, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to Amex Biotechnology Stocks or the Index, or any successor index or stocks included in any successor index, which are traded on any major U.S. exchange.

      For the purpose of the above definition:

       (1)a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, and

       (2)for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered "material".

      As a result of the terrorist attacks, the financial markets were closed from September 11, 2001 through September 14, 2001 and values of the Index are not available for such dates. Such market closures would have constituted Market Disruption Events.

Discontinuance of the Amex Biotechnology Index

      If the AMEX discontinues publication of the Index and the AMEX or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a "successor index"), then, upon the calculation agent's notification of any determination to the trustee and ML&Co., the calculation agent will substitute the successor index as calculated by the AMEX or any other entity for the Index and calculate the closing value as described above under "--Payment at maturity". Upon any selection by the calculation agent of a successor index, ML&Co. shall cause notice to be given to holders of the Callable MITTS Securities.

      In the event that the AMEX discontinues publication of the Index and:

      .   the calculation agent does not select a successor index, or

      .   the successor index is no longer published on any of the Calculation
          Days,

the calculation agent will compute a substitute value for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a successor index is selected or the calculation agent calculates a value as a substitute for the Index as described below, the successor index or value will be used as a substitute for the Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

      If the AMEX discontinues publication of the Index before the maturity date and the calculation agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

      .   the determination of the Ending Value, or

      . a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

      A "Business Day" is any day on which the NYSE, AMEX and The Nasdaq National Market are open for trading.

      Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the Callable MITTS Securities.

Events of Default and Acceleration

      In case an Event of Default with respect to any Callable MITTS Securities has occurred and is continuing, the amount payable to a beneficial owner of a Callable MITTS Security upon any acceleration permitted by the Callable MITTS Securities, with respect to each $10 principal amount of the Callable MITTS Securities, will be equal to the principal amount and the Supplemental Redemption Amount, if any, calculated as though the date of early repayment was the stated maturity date of the Callable MITTS Securities, provided, however, if the acceleration occurs before the end of the Call Period, the maximum amount payable with respect to each Callable MITTS Security will be the Call Price. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Callable MITTS Security may be limited, under
Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Callable MITTS Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Callable MITTS Securities.

      In case of default in payment of the Callable MITTS Securities, whether at the stated maturity or upon acceleration, from and after the maturity date the Callable MITTS Securities will bear interest, payable upon demand of their beneficial owners, at the rate of % per annum, to the extent that payment of any interest is legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Callable MITTS Securities to the date payment of that amount has been made or duly provided for.

Depositary

  Description of the Global Securities

      Upon issuance, all Callable MITTS Securities will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for Callable MITTS Securities in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

      So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Callable MITTS Securities represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the Callable MITTS Securities represented by a global security will not be entitled to have the Callable MITTS Securities registered in their names, will not receive or be entitled to receive physical delivery of the Callable MITTS Securities in definitive form and will not be considered the owners or holders of the Callable MITTS Securities including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  DTC Procedures

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the Callable MITTS Securities. The Callable MITTS Securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. One or more fully registered global securities will be issued for the Callable MITTS Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of the Callable MITTS Securities under DTC's system must be made by or through direct participants, which will receive a credit for the Callable MITTS Securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Callable MITTS Securities are to be made by entries on the books of participants acting on behalf of beneficial owners.

      To facilitate subsequent transfers, all Callable MITTS Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Callable MITTS Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Callable MITTS Securities; DTC's records reflect only the identity of the direct participants to whose accounts the Callable MITTS Securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the Callable MITTS Securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the Callable MITTS Securities are credited on the record date.

      Principal, premium, if any, and/or interest, if any, and payments made in cash on the Callable MITTS Securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

  Exchange for Certificated Securities

      If:

      . the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

      . ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

      . an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the Callable MITTS Securities, the global securities will be exchangeable for Callable MITTS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples of $10. The definitive Callable MITTS Securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

      DTC may discontinue providing its services as securities depositary with respect to the Callable MITTS Securities at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, Callable MITTS Security certificates are required to be printed and delivered.

      ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, Callable MITTS Security certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-Day Settlement and Payment

      Settlement for the Callable MITTS Securities will be made by the underwriter in immediately available funds. ML&Co. will make all payments of principal and the Supplemental Redemption Amount, if any, in immediately available funds so long as the Callable MITTS Securities are maintained in book-entry form.

                         THE AMEX BIOTECHNOLOGY INDEX

      The Index is calculated and disseminated by the AMEX under the symbol "BTK". The AMEX generally calculates and disseminates the value of the Index at approximately 15-second intervals during the AMEX's business hours and at the end of each Index Business Day via the Consolidated Tape Association's Network B.

      The Index is designed to measure the performance of a cross section of companies in the biotechnology industry that are primarily involved in the use of biological processes to develop products or provide services. The Index is equal-dollar weighted, designed to ensure that each of its component securities is represented in approximate equal dollar value. Equal-dollar weighting was established by designating the number of shares of each component security that represented approximately $10,000 in market value, based on closing prices on October 18, 1991 (e.g., a stock that closed at $20 per share would be represented in the Index by 500 shares for a total market value of $10,000). The aggregate value of the stocks was reduced by a divisor to establish an index benchmark value of 200.00. To ensure that each component stock continues to represent approximate equal market value, adjustments are made quarterly after the close of trading on the third Friday of January, April, July and October. As of March 28, 2002 the Index was composed of shares of the following companies (the trading symbol of each company is listed in parentheses):
Affymetrix, Inc. (AFFX); Amgen Inc. (AMGN); Applera Corporation (CRA); Biogen, Inc. (BGEN); Cephalon, Inc. (CEPH); Chiron Corporation (CHIR); COR Therapeutics, Inc. (CORR); Genentech, Inc. (DNA); Genzyme Corporation (GENZ); Gilead Sciences, Inc. (GILD); Human Genome Sciences, Inc. (HGSI); IDEC Pharmaceuticals Corporation (IDPH); Immunex Corporation (IMNX); Medimmune, Inc.
(MEDI); Millennium Pharmaceuticals, Inc. (MLNM); Protein Design Labs, Inc.
(PDLI) and Vertex Pharmaceuticals Incorporated (VRTX).

Historical Data on the Amex Biotechnology Index

      The following table sets forth the value of the Index at the end of each month (the "Historical Month-End Closing Values") in the period from January 1997 through March 2002. All historical data presented in the following table were calculated by the AMEX. We have provided this historical information to help you evaluate the behavior of the Index in various economic environments; however, these historical data on the Index are not necessarily indicative of the future performance of the Index or what the value of the Callable MITTS Securities may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the Callable MITTS Securities.

                      Historical Month-End Closing Values

                              1997     1998     1999     2000     2001     2002
                             ------   ------   ------   ------   ------   ------
January....................  166.13   157.44   196.47   433.40   625.18   500.02
February...................  163.75   160.70   176.81   701.46   592.04   479.19
March......................  139.54   174.56   186.95   499.90   470.24   500.33
April......................  131.29   175.16   191.13   487.31   568.04
May........................  148.82   161.27   201.10   468.93   602.46
June.......................  142.52   146.84   214.34   644.23   611.70
July.......................  138.03   137.98   250.49   591.44   529.72
August.....................  152.36   104.51   268.80   773.30   533.57
September..................  176.53   139.39   252.74   769.72   450.43
October....................  169.31   164.10   262.75   734.14   548.68
November...................  165.47   163.63   288.09   580.40   605.00
December...................  162.42   185.13   391.44   634.32   580.58

      The following graph sets forth the historical performance of the Index presented in the table above. Past movements of the Index are not necessarily indicative of the future Index values. The closing value of the Amex Biotechnology Index on March 28, 2002 was 500.33.



[THE GRAPH APPEARING HERE SETS FORTH THE HYPOTHETICAL HISTORICAL PERFORMANCE OF THE AMEX BIOTECHNOLOGY INDEX FROM JANUARY 1997 THROUGH MARCH 2002. THE VERTICAL AXIS HAS A RANGE OF NUMBERS FROM 0 TO 800 IN INCREMENTS OF 100. THE HORIZONTAL AXIS HAS A RANGE OF DATES FROM JANUARY 1997 TO MARCH 2002 IN INCREMENTS OF ONE MONTH.]

License Agreement

      The "Amex Biotechnology Index/SM/" is a service mark of the AMEX and is used with the permission of the AMEX. The AMEX in no way sponsors, endorses or is otherwise involved in the Callable MITTS Securities and disclaims any liability to any party for any inaccuracy in the data on which the Index is based, for any mistakes, errors, or omissions in the calculation and/or dissemination of the Index, or for the manner in which they are applied in connection with the Callable MITTS Securities.

      Unless otherwise stated, all information herein on the Index is derived from the AMEX or other publicly available sources.

                     UNITED STATES FEDERAL INCOME TAXATION

      Set forth in full below is the opinion of Sidley Austin Brown & Wood LLP, counsel to ML&Co., as to certain United States Federal income tax consequences of the purchase, ownership and disposition of the Callable MITTS Securities. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with Callable MITTS Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities that elect to mark to market, tax-exempt entities, persons holding Callable MITTS Securities in a tax-deferred or tax-advantaged account, or persons holding Callable MITTS Securities as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted in this prospectus supplement). The following discussion also assumes that the issue price of the Callable MITTS Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof. Persons considering the purchase of the Callable MITTS Securities should consult their own tax advisors concerning the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Callable MITTS Securities arising under the laws of any other taxing jurisdiction.

      As used in this prospectus supplement, the term "U.S. Holder" means a beneficial owner of a Callable MITTS Security that is for United States Federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity treated as a corporation or a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations),
(c) an estate the income of which is subject to United States Federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (e) any other person whose income or gain in respect of a Callable MITTS Security is effectively connected with the conduct of a United States trade or business. Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be U.S. Holders. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Callable MITTS Security that is not a U.S. Holder.

General

      There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States Federal income tax purposes, of the Callable MITTS Securities or securities with terms substantially the same as the Callable MITTS Securities. However, although the matter is not free from doubt, under current law, each Callable MITTS Security should be treated as a debt instrument of ML&Co. for United States Federal income tax purposes. ML&Co. currently intends to treat each Callable MITTS Security as a debt instrument of ML&Co. for United States Federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Callable MITTS Securities. Prospective investors in the Callable MITTS Securities should be aware, however, that the IRS is not bound by ML&Co.'s characterization of the Callable MITTS Securities as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the Callable MITTS Securities for United States Federal income tax purposes. The following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of the Callable MITTS Securities is based upon the assumption that each Callable MITTS Security will be treated as a debt instrument of ML&Co. for United States Federal income tax purposes. If the Callable MITTS Securities are not in fact treated as debt instruments of ML&Co. for United States Federal income tax purposes, then the United States Federal income tax treatment of the purchase, ownership and disposition of the Callable MITTS Securities could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a Callable MITTS Security could differ from the timing and character of income, gain or loss recognized in respect of a Callable MITTS Security had the Callable MITTS Securities in fact been treated as debt instruments of ML&Co. for United States Federal income tax purposes.

U.S. Holders

      On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments such as the Callable MITTS Securities, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the Callable MITTS Securities. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States Federal income tax law. Specifically, the Final Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as that interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States Federal income tax purposes.

      In particular, solely for purposes of applying the Final Regulations to the Callable MITTS Securities, ML&Co. has determined that the projected payment schedule for the Callable MITTS Securities will consist of payment on the maturity date of the principal amount thereof and a projected Supplemental
Redemption Amount equal to $   per unit (the "Projected Supplemental Redemption
Amount"). This represents an estimated yield on the Callable MITTS Securities
equal to   % per annum, compounded semiannually. Accordingly, during the term of the Callable MITTS Securities, a U.S. Holder of a Callable MITTS Security will be required to include in income the sum of the daily portions of interest on the Callable MITTS Security that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds the Callable MITTS Security. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the Callable MITTS Securities are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the Callable MITTS Security's adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a Callable MITTS Security's adjusted issue price will equal the Callable MITTS Security's issue price (i.e., $10), increased by the interest previously accrued on the Callable MITTS Security. At maturity of a Callable MITTS Security, in the event that the
actual Supplemental Redemption Amount, if any, exceeds $   per unit (i.e., the
Projected Supplemental Redemption Amount), a U.S. Holder will be required to
include the excess of the actual Supplemental Redemption Amount over $   per
unit (i.e., the Projected Supplemental Redemption Amount) in income as ordinary interest on the stated maturity date. Alternatively, in the event that the
actual Supplemental Redemption Amount, if any, is less than $   per unit (i.e.,
the Projected Supplemental Redemption Amount), the excess of $   per unit
(i.e., the Projected Supplemental Redemption Amount) over the actual Supplemental Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Callable MITTS Security for the taxable year in which the stated maturity date occurs to the extent of the amount of that includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Projected Supplemental Redemption Amount (i.e.,
$   per unit) in excess of the actual Supplemental Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. In addition, U.S. Holders purchasing a Callable MITTS Security at a price that differs from the adjusted issue price of the Callable

MITTS Security as of the purchase date (e.g., subsequent purchases) will be subject to rules providing for certain adjustments to the foregoing rules and these U.S. Holders should consult their own tax advisors concerning these rules.

      Upon the sale, redemption, or exchange of a Callable MITTS Security prior to the stated maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale, redemption, or exchange and the U.S. Holder's adjusted tax basis in the Callable MITTS Security as of the date of disposition. A U.S. Holder's adjusted tax basis in a Callable MITTS Security generally will equal such U.S. Holder's initial investment in the Callable MITTS Security increased by any interest previously included in income with respect to the Callable MITTS Security by the U.S. Holder. Any taxable gain will be treated as ordinary income. Any taxable loss will be treated as ordinary loss to the extent of the U.S. Holder's total interest inclusions on the Callable MITTS Security. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder's holding period for the Callable MITTS Security). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

      All prospective investors in the Callable MITTS Securities should consult their own tax advisors concerning the application of the Final Regulations to their investment in the Callable MITTS Securities. Investors in the Callable MITTS Securities may also obtain the projected payment schedule, as determined by ML&Co. for purposes of applying the Final Regulations to the Callable MITTS Securities, by submitting a written request for such information to Merrill Lynch & Co., Inc., Corporate Secretary's Office, 222 Broadway, 17th Floor, New York, New York 10038, (212) 670-0432, corporatesecretary@exchange.ml.com.

      The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield on the Callable MITTS Securities) has been determined solely for United States Federal income tax purposes (i.e., for purposes of applying the Final Regulations to the Callable MITTS Securities), and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

Hypothetical Table

      The following table sets forth the amount of interest that would be deemed to have accrued with respect to each unit of the Callable MITTS Securities during each accrual period over an assumed term of approximately seven years for the Callable MITTS Securities based upon a hypothetical projected payment schedule for the Callable MITTS Securities (including both a hypothetical Projected Supplemental Redemption Amount and a hypothetical estimated yield equal to 6.245% per annum (compounded semiannually)) as determined by ML&Co. for purposes of illustrating the application of the Final Regulations to the Callable MITTS Securities as if the Callable MITTS Securities had been issued on April 1, 2002 and were scheduled to mature on April 1, 2009. The following table is for illustrative purposes only. The actual projected payment schedule for the Callable MITTS Securities (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) will be determined by ML&Co. on the date the Callable MITTS Securities are priced for initial sale to the public and will depend upon actual market interest rates (and thus ML&Co.'s borrowing costs for debt instruments with comparable maturities) as of that date. The actual projected payment schedule for the Callable MITTS Securities (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) and the actual tax accrual table will be set forth in the final prospectus supplement delivered to investors in connection with the sales of the Callable MITTS Securities:

                                                               Total interest
                                                               deemed to have
                                                               accrued on the
                                         Interest deemed to       Callable
                                           accrue during     MITTS Securities as
                                           accrual period   of the end of accrual
         Accrual Period                      (per unit)       period (per unit)
         --------------                  ------------------ ---------------------
April 1, 2002 through September 30, 2002      $0.3114              $0.3114
October 1, 2002 through March 31, 2003..      $0.3220              $0.6334
April 1, 2003 through September 30, 2003      $0.3320              $0.9654
October 1, 2003 through March 31, 2004..      $0.3424              $1.3078
April 1, 2004 through September 30, 2004      $0.3531              $1.6609
October 1, 2004 through March 31, 2005..      $0.3641              $2.0250
April 1, 2005 through September 30, 2005      $0.3755              $2.4005
October 1, 2005 through March 31, 2006..      $0.3872              $2.7877
April 1, 2006 through September 30, 2006      $0.3992              $3.1869
October 1, 2006 through March 31, 2007..      $0.4118              $3.5987
April 1, 2007 through September 30, 2007      $0.4246              $4.0233
October 1, 2007 through March 31, 2008..      $0.4379              $4.4612
April 1, 2008 through September 30, 2008      $0.4516              $4.9128
October 1, 2008 through April 1, 2009...      $0.4643              $5.3771

--------
Hypothetical Projected Supplemental Redemption Amount = $5.3771 per unit.

Non-U.S. Holders

      A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Callable MITTS Security, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042-S. For a non-U.S. Holder to qualify for the exemption from taxation, any person, U.S. or foreign, that has control, receipt or custody of an amount subject to withholding, or who can disburse or make payments of an amount subject to withholding (the "Withholding Agent") must have received a statement that (a) is signed by the beneficial owner of the Callable MITTS Security under penalties of perjury, (b) certifies that such owner is a non-U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may generally be made on IRS Form W-8BEN (or other applicable form) or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of that change by filing a new IRS Form W-8BEN (or other applicable form). Generally, a Form W-8BEN provided without a U.S. taxpayer identification number will remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. If a Callable MITTS Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. Under certain circumstances, the signed statement must be accompanied by a copy of the applicable IRS Form W-8BEN (or other applicable form) or the substitute form provided by the beneficial owner to the organization or institution.

      Under current law, a Callable MITTS Security will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of such individual's death, payments in respect of such Callable MITTS Security would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup withholding

      Backup withholding at the applicable statutory rate of United States Federal income tax may apply to payments made in respect of the Callable MITTS Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Callable MITTS Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

      In addition, upon the sale of a Callable MITTS Security to (or through) a broker, the broker must withhold on the entire purchase price, unless either
(a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information (e.g., an IRS Form W-9) and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8BEN (or other applicable form) under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                             ERISA CONSIDERATIONS

      The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code, as amended (the "Code") prohibit various transactions between certain parties and the assets of employee benefit plans, unless an exemption is available; governmental plans may be subject to similar prohibitions. Because transactions between a plan and ML&Co. may be prohibited absent an exemption, each fiduciary, by its purchase of any Callable MITTS Security on behalf of any plan, represents on behalf of itself and the plan, that the acquisition, holding and any subsequent disposition of the Callable MITTS Security will not result in a violation of ERISA, the Code or any other applicable law or regulation.

                          USE OF PROCEEDS AND HEDGING

      The net proceeds from the sale of the Callable MITTS Securities will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the principal amount and any Supplemental Redemption Amount.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed a registration statement on Form S-3 with the SEC covering the Callable MITTS Securities and other securities. For further information on ML&Co. and the Callable MITTS Securities, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

                                 UNDERWRITING

      MLPF&S has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $ aggregate principal amount of Callable MITTS Securities. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the Callable MITTS Securities if any are purchased.

      The underwriter has advised ML&Co. that it proposes initially to offer all or part of the Callable MITTS Securities directly to the public at the offering prices set forth on the cover page of this prospectus supplement and
to certain dealers at that price less a concession not in excess of   % of the
original public offering price of the Callable MITTS Securities. The underwriter may allow, and the dealers may reallow, a discount not in excess of
  % of the original public offering price of the Callable MITTS Secrities to certain dealers. After the initial public offering, the public offering prices, concessions and discounts may be changed. The underwriter is offering the Callable MITTS Securities subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting discount and expenses payable by ML&Co.

      MLPF&S, a broker-dealer subsidiary of ML&Co. is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the Callable MITTS Securities. Accordingly, offerings of the Callable MITTS Securities will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

      The underwriter is permitted to engage in certain transactions that stabilize the price of the Callable MITTS Securities. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Callable MITTS Securities.

      If the underwriter creates a short position in the Callable MITTS Securities in connection with the offering, i.e., if it sells more units of the Callable MITTS Securities than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing units of the Callable MITTS Securities in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. "Naked" short sales are sales in excess of the underwriter's overallotment option or, where no overallotment exists, sales in excess of the number of units an underwriter has agreed to purchase from the issuer. Because the underwriter has no overallotment option, it would be required to closeout a short position in the Callable MITTS Securities by purchasing Callable MITTS Securities in the open market. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Callable MITTS Securities. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the Callable MITTS Securities. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                   VALIDITY OF THE CALLABLE MITTS SECURITIES

      The validity of the Callable MITTS Securities will be passed upon for ML&Co. and for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.

                            INDEX OF DEFINED TERMS

                                                                           Page
                                                                           ----
Amex Biotechnology Index..................................................  S-4
Amex Biotechnology Stocks.................................................  S-4
Biotechnology Companies...................................................  S-8
Business Day.............................................................. S-16
Calculation Day........................................................... S-13
Calculation Period........................................................ S-13
Call Period...............................................................  S-5
Call Price................................................................  S-5
Callable MITTS(R) Securities..............................................  S-1
Code...................................................................... S-26
depositary................................................................ S-17
DTC.......................................................................  S-4
Ending Value..............................................................  S-4
ERISA..................................................................... S-26
Final Regulations......................................................... S-23
Historical Month-End Closing Values....................................... S-20
Index.....................................................................  S-4
Index Business Day........................................................ S-13
Market Disruption Event................................................... S-15
ML&Co.....................................................................  S-4
MLPF&S....................................................................  S-4
non-U.S. Holder........................................................... S-22
Payment Date..............................................................  S-5
Pricing Date..............................................................  S-4
principal amount..........................................................  S-4
Projected Supplemental Redemption Amount.................................. S-23
Starting Value............................................................  S-4
successor index........................................................... S-15
Supplemental Redemption Amount............................................  S-4
U.S. Holder............................................................... S-22
Withholding Agent......................................................... S-25

 P R O S P E C T U S
 -------------------


                                     [LOGO]


                           Merrill Lynch & Co., Inc.
                  Debt Securities, Warrants, Preferred Stock,
                      Depositary Shares and Common Stock

   We may offer from time to time in one or more series, together or separately:

         .  debt securities;

         .  warrants;

         .  preferred stock;

         .  depositary shares; and

         .  common stock.

   When we offer securities, we will provide you with a prospectus supplement or term sheet describing the terms of the specific issue of securities including the offering price of the securities.

                               -----------------

   You should read this prospectus and the prospectus supplement or the term sheet relating to the specific issue of securities carefully before you invest.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

                 The date of this prospectus is April 1, 2002.

                           MERRILL LYNCH & CO., INC.

   We are a holding company that, through our U.S. and non-U.S. subsidiaries and affiliates such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Government Securities Inc., Merrill Lynch Capital Services, Inc., Merrill Lynch International, Merrill Lynch Capital Markets Bank Ltd., Merrill Lynch Investment Managers, L.P., Merrill Lynch Investment Managers Limited, Merrill Lynch Bank U.S.A., Merrill Lynch Bank & Trust Co. and Merrill Lynch International Bank Limited, provides investment, financing, advisory, insurance, and related products and services on a global basis, including:

    .  securities brokerage, trading and underwriting;

    . investment banking, strategic services (including mergers and acquisitions), and other corporate finance advisory activities;

    .  asset management;

    . origination, brokerage, dealer and related activities in swaps, options, forwards, exchange-traded futures, other derivatives and foreign exchange products;

    .  securities clearance and settlement services;

    .  equity, debt, foreign exchange and economic research;

    .  private equity investing activities;

    . banking, trust and lending services, including commercial and mortgage lending and related services;

    .  insurance underwriting and sales; and

    .  investment advisory and related record keeping services.

   We provide these products and services to a wide array of clients, including individual investors, small businesses, corporations, governments, governmental agencies and financial institutions.

   Our principal executive office is located at 4 World Financial Center, New York, New York 10080; our telephone number is (212) 449-1000.

   If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

   In this prospectus, "ML&Co.", "we", "us" and "our" refer specifically to Merrill Lynch & Co., Inc., the holding company. ML&Co. is the issuer of all the securities offered under this prospectus.

                                USE OF PROCEEDS

   We intend to use the net proceeds from the sale of the securities for general corporate purposes, unless otherwise specified in the prospectus supplement or term sheet relating to a specific issue of securities. Our general corporate purposes may include financing the activities of our subsidiaries, financing our assets and those of our subsidiaries, lengthening the average maturity of our borrowings and financing acquisitions. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our growth, through acquisitions or otherwise, or to lengthen the average maturity of our borrowings. To the extent that securities being purchased for resale by our subsidiary Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to in this prospectus as MLPF&S, are not resold, the aggregate proceeds that we and our subsidiaries would receive would be reduced.

  RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

   In July 2000, ML&Co. acquired Herzog, Heine, Geduld, Inc. ("Herzog") through an exchange offer followed by a merger of a wholly-owned subsidiary of ML&Co. with and into Herzog. The merger was accounted for as a pooling-of-interests under generally accepted accounting principles in the United States of America. The following information for the fiscal years 1997 through 1999 has been restated by the management of ML&Co. to give effect to the merger.

   The following table sets forth our ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

                                                                    Year Ended Last Friday in December
                                                                    ----------------------------------
                                                                    1997   1998   1999    2000    2001
                                                                    ----   ----   ----    ----    ----
     Ratio of earnings to fixed charges ........................    1.2    1.1    1.3     1.3     1.1
     Ratio of earnings to combined fixed
       charges and preferred stock dividends ...................    1.2    1.1    1.3     1.3     1.1

   For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding amortization of capitalized interest and preferred security dividend requirements. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and amortization of capitalized interest.

                                THE SECURITIES

   ML&Co. intends to sell its securities from time to time. These securities may include the following, in each case, as specified by ML&Co. at the time of offering:

    .  common stock;

    .  preferred stock which may be:

       .  convertible into preferred stock or common stock;

       . exchangeable for debt securities, preferred stock or depositary shares representing preferred stock;

    .  depositary shares representing preferred stock;

    . debt securities, comprising senior debt securities and subordinated debt securities, each of which may be convertible into common stock or preferred stock;

    .  warrants to purchase debt securities;

    .  warrants to purchase shares of common stock;

    .  warrants to purchase shares of preferred stock;

    . warrants entitling the holders to receive from ML&Co. a payment or delivery determined by reference to decreases or increases in the level of an index or portfolio ("Index Warrants") based on:

       .  one or more equity or debt securities;

       . any statistical measure of economic or financial performance such as a currency or a consumer price or mortgage index; or

       .  the price or value of any commodity or any other item or index; and

    . warrants to receive from ML&Co. the cash value in U.S. dollars of the right to purchase ("Currency Call Warrants") or to sell ("Currency Put Warrants" and, together with the Currency Call Warrants, the "Currency Warrants") specified foreign currencies or units of two or more specified foreign currencies.


   We may offer the securities independently or together with other securities and the securities may be attached to, or separate from other securities. We will offer the securities to the public on terms determined by market conditions at the time of sale. The terms will be described in a prospectus supplement or term sheet relating to the specific issue of securities.

   ML&Co. will offer up to $10,000,000,000 aggregate public offering price of the securities or its equivalent in foreign currencies or units of two or more currencies, based on the applicable exchange rate at the time of offering, as shall be designated by ML&Co. at the time of offering, subject to reduction on account of the sale of other securities under the registration statement of which this prospectus is a part.

                        DESCRIPTION OF DEBT SECURITIES

   Unless otherwise specified in a prospectus supplement, the senior debt securities are to be issued under an indenture (the "1983 Indenture"), dated as of April 1, 1983, as amended and restated through the date of this prospectus and as it may be further amended in the future, between ML&Co. and JPMorgan Chase Bank, as trustee, or issued under an indenture (the "1993 Indenture"), dated as of October 1, 1993, as amended through the date of this prospectus and as it may be further amended in the future, between ML&Co. and JPMorgan Chase Bank, as trustee (each, a "Senior Debt Trustee"). The 1983 Indenture and the 1993 Indenture are referred to as the "Senior Indentures". Unless otherwise specified in a prospectus supplement, the subordinated debt securities are to be issued under an indenture (the "Subordinated Indenture"), between ML&Co. and JPMorgan Chase Bank, as trustee (the "Subordinated Debt Trustee"). The Senior Debt Securities and Subordinated Debt Securities may also be issued under one or more other indentures (each, a "Subsequent Indenture") and have one or more other trustees (each, a "Subsequent Trustee"). Any Subsequent Indenture relating to senior debt securities will have terms and conditions identical in all material respects to the above-referenced Senior Indentures and any Subsequent Indenture relating to subordinated debt securities will have terms and conditions identical in all material respects to the above-referenced Subordinated Indenture, including, but not limited to, the applicable terms and conditions described below. Any Subsequent Indenture relating to a series of debt securities, and the applicable trustee, will be identified in the applicable prospectus supplement or term sheet. A copy of each indenture is filed, or, in the case of a Subsequent Indenture, will be filed, as an exhibit to the registration statement relating to the securities. The following summaries of the material provisions of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all provisions of the respective indentures, including the definitions of terms.

Terms of the Debt Securities

   ML&Co. may issue the debt securities from time to time, without limitation as to aggregate principal amount and in one or more series. ML&Co. may issue debt securities upon the satisfaction of conditions, including the delivery to the applicable Trustee of a resolution of the Board of Directors of ML&Co., or a committee of the Board of Directors, or a certificate of an officer of ML&Co. who has been authorized by the Board of Directors to take that kind of action, which fixes or establishes the terms of the debt securities being issued. Any resolution or officer's certificate approving the issuance of any issue of debt securities will include the terms of that issue of debt securities, including:

    . the aggregate principal amount and whether there is any limit upon the aggregate principal amount that ML&Co. may subsequently issue;

    .  the stated maturity date;

    . the principal amount payable whether at maturity or upon earlier acceleration, and whether the principal amount will be determined with reference to an index, formula or other method;

    . any fixed or variable interest rate or rates per annum and any contingencies relating to changes in any applicable interest rate;

    .  any interest payment dates;

    . any provisions for redemption, the redemption price and any remarketing arrangements;

    .  any sinking fund requirements;

    . whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

    . the form in which ML&Co. will issue the debt securities, whether registered, bearer or both, and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the debt securities in either form;

    . whether and under what circumstances ML&Co. will pay additional amounts ("Additional Amounts") under any debt securities held by a person who is not a U.S. person for specified taxes, assessments or other governmental charges and whether ML&Co. has the option to redeem the affected debt securities rather than pay any Additional Amounts;

    .  whether the debt securities are to be issued in global form;

    .  the title and series designation;

    .  the minimum denominations;

    . whether, and the terms and conditions relating to when, ML&Co. may satisfy all or part of its obligations with regard to payment upon maturity, or any redemption or required repurchase or in connection with any exchange provisions by delivering to the holders of the debt securities, other securities, which may or may not be issued by or be obligations of ML&Co., or a combination of cash, other securities and/or property ("Maturity Consideration");

    . any additions or deletions in the terms of the debt securities with respect to the Events of Default set forth in the respective indentures;

    . the terms, if any, upon which the debt securities are convertible into common stock or preferred stock of ML&Co. and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

    . whether, and the terms and conditions relating to when, holders may transfer the debt securities separately from warrants if the debt securities and warrants are issued together; and

    . any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture.

   Please see the accompanying prospectus supplement or the terms sheet you have received or will receive for the terms of the specific debt securities being offered. ML&Co. may deliver this prospectus before or concurrently with the delivery of a terms sheet. ML&Co. may issue debt securities under the indentures upon the exercise of warrants to purchase debt securities. See "Description of Debt Warrants". Nothing in the indentures or in the terms of the debt securities will prohibit the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.

   Prospective purchasers of debt securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

   ML&Co. will issue each series of debt securities, as described in the prospectus supplement, in fully registered form without coupons, and/or in bearer form with or without coupons, and in denominations set forth in the prospectus supplement. There will be no service charge for any registration of transfer of registered debt securities or exchange of debt securities, but ML&Co. may require payment of a sum sufficient to cover any tax or other governmental charges imposed in connection with any registration of transfer or exchange. Each indenture provides that ML&Co. may issue debt securities in global form. If any series of debt securities is issued in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

   The provisions of the indentures permit ML&Co., without the consent of holders of any debt securities, to issue additional debt securities with terms different from those of debt securities previously issued and to reopen a previous series of debt securities and issue additional debt securities of that series.

   The senior debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. The subordinated debt securities will be unsecured and will be subordinated to all existing and future senior indebtedness of ML&Co. Because ML&Co. is a holding company, the right of ML&Co. and its creditors, including the holders of the debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize the claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Securities Exchange Act of 1934, as amended, and under rules of certain exchanges and other regulatory bodies.

   ML&Co. will pay or deliver principal and any premium, Additional Amounts, Maturity Consideration and interest in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. However, at its option, ML&Co. may pay any interest and any Additional Amounts by check mailed to the holders of registered debt securities at their registered addresses.

   Holders may present debt securities for exchange, and registered debt securities for registration of transfer, in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. Holders may transfer debt securities in bearer form and the coupons, if any, pertaining to the debt securities by delivery. There will be no service charge for any registration of transfer or exchange of debt securities, but ML&Co. may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

   Unless otherwise indicated in the applicable prospectus supplement, ML&Co. will issue the debt securities under the indentures. If so specified in a prospectus supplement, ML&Co. may issue senior or subordinated debt securities under a separate indenture which provides for a single issue of zero coupon convertible senior or subordinated debt securities, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part. If ML&Co. issues debt securities under any indenture, the applicable prospectus supplement will set forth the terms of the debt securities and will identify the applicable indenture and trustee.

Merger and Consolidation

   ML&Co. may consolidate or merge with or into any other corporation, and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that:

    . the resulting corporation, if other than ML&Co., is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.'s obligations to:

       . pay or deliver the principal of, and any premium, Additional Amounts, Maturity Consideration and interest on, the debt securities; and

       . perform and observe all of ML&Co.'s other obligations under the indentures, and

    . ML&Co. or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indentures.

Modification and Waiver

   Each indenture may be modified and amended by ML&Co. and the applicable trustee with the consent of holders of at least 66 2/3% in principal amount or aggregate issue price of each series of debt securities affected. However, without the consent of each holder of any debt security affected, no amendment or modification to any indenture may:

    . change the stated maturity of the principal or Maturity Consideration of, or any installment of interest or Additional Amounts on, any debt security or any premium payable on redemption, or change the redemption price;

    . reduce the principal amount of, or the interest or Additional Amounts payable on, or reduce the amount or change the type of Maturity Consideration deliverable on, any debt security or reduce the amount of principal or Maturity Consideration which could be declared due and payable before the stated maturity;

    . change the place or currency of any delivery or payment of principal or Maturity Consideration of, or any premium, interest or Additional Amounts on any debt security;

    . impair the right to institute suit for the enforcement of any delivery or payment on any debt security;

    . reduce the percentage in principal amount or aggregate issue price of the outstanding debt securities of any series, the consent of whose holders is required to modify or amend the applicable indenture; or

    . modify the foregoing requirements or reduce the percentage in principal amount or aggregate issue price of outstanding debt securities necessary to waive any past default to less than a majority.

   No modification or amendment of the Subordinated Indenture or any Subsequent Indenture for subordinated debt securities may adversely affect the rights of any holder of ML&Co.'s senior indebtedness without the consent of each holder affected. The holders of at least a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may, with respect to that series, waive past defaults under the applicable indenture and waive compliance by ML&Co. with certain provisions of that indenture, except as described under "--Events of Default".

Events of Default

   Each of the following will be an Event of Default with respect to each series of debt securities issued under each indenture:

    . default in the payment of any interest or Additional Amounts when due, and continuing for 30 days;

    .  default in the payment of any principal or premium, when due;

    . default in the delivery or payment of the Maturity Consideration when due;

    .  default in the deposit of any sinking fund payment, when due;

    . default in the performance of any other obligation of ML&Co. contained in the applicable indenture for the benefit of that series or in the debt securities of that series, and continuing for 60 days after written notice as provided in the applicable indenture or debt securities;

    .  specified events in bankruptcy, insolvency or reorganization of ML&Co.;
       and

    . any other Event of Default provided with respect to debt securities of that series.

   If an Event of Default occurs and is continuing for any series of debt securities, the applicable trustee or the holders of at least 25% in principal amount or aggregate issue price of the outstanding debt securities of that series may declare all amounts, or any lesser amount provided for in the debt securities of that series, due and payable or deliverable immediately. At any time after the applicable trustee or the holders have made a declaration of acceleration with respect to the debt securities of any series but before the applicable trustee has obtained a judgment or decree for payment of money due, the holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of that series may rescind any declaration of acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

   The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive an Event of Default with respect to that series, except a default:

    . in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

    . in respect of an obligation of ML&Co. contained in, or a provision of, any indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

   The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the applicable indenture. Subject to the provisions of each indenture relating to the duties of the appropriate trustee, before proceeding to exercise any right or power under an indenture at the direction of the holders, the applicable trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

   Unless otherwise stated in the applicable prospectus supplement, any series of debt securities issued under any indenture will not have the benefit of any cross-default provisions with other indebtedness of ML&Co.

   ML&Co. will be required to furnish to each trustee annually a statement as to the fulfillment by ML&Co. of all of its obligations under the applicable indenture.

Special Terms Relating to the Senior Debt Securities

  Limitations Upon Liens

   ML&Co. may not, and may not permit any majority-owned subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, other than any liens specifically permitted by the Senior Indentures, on the Voting Stock owned directly or indirectly by ML&Co. of any majority-owned subsidiary, other than a majority-owned subsidiary which, at the time of incurrence of the secured indebtedness, has a net worth of less than $3,000,000, unless the outstanding senior debt securities are secured equally and ratably with the secured indebtedness.

   "Voting Stock" is defined in the Senior Indentures as the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation provided that, for the purposes of the Senior Indentures, stock that carries only the right to vote conditionally on the occurrence of an event is not considered Voting Stock whether or not the event has happened.

  Limitations on Disposition of Voting Stock of, and Merger and Sale of Assets by, MLPF&S

   ML&Co. may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to the transaction, MLPF&S remains a Controlled Subsidiary.

   "Controlled Subsidiary" is defined in the Senior Indentures to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by ML&Co.

   In addition, ML&Co. may not permit MLPF&S to:

    . merge or consolidate, unless the surviving company is a Controlled Subsidiary, or

    . convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

Special Terms Relating to the Subordinated Debt Securities

   Upon any distribution of assets of ML&Co. resulting from any dissolution, winding up, liquidation or reorganization, payments on subordinated debt securities are subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all senior indebtedness, but the obligation of ML&Co. to make payments on the subordinated debt securities will not otherwise be affected. ML&Co. may not make any payment on subordinated debt securities at any time when there is a default in the payment or delivery of any amounts due on any senior indebtedness, including payment of any sinking fund. Because the subordinated debt securities are subordinated in right of payment to any senior indebtedness, in the event of a distribution of assets upon insolvency, some creditors of ML&Co. may recover more, ratably, than holders of subordinated debt securities. Holders of subordinated debt securities will be subrogated to the rights of holders of senior indebtedness to the extent of payments made on senior indebtedness upon any distribution of assets in any proceedings in respect of subordinated debt securities.

   As of December 28, 2001, a total of approximately $81.7 billion of ML&Co.'s indebtedness was senior indebtedness.

Special Terms Relating to Convertible Debt Securities

   The following provisions will apply to debt securities that will be convertible into common stock or preferred stock of ML&Co. unless otherwise provided in the prospectus supplement relating to the specific issue of debt securities.

   The holder of any convertible debt securities will have the right, exercisable at any time during the time period specified in the applicable prospectus supplement, unless previously redeemed, to convert convertible debt securities into shares of common stock or preferred stock of ML&Co. as specified in the prospectus supplement, at the conversion rate per principal amount of convertible debt securities set forth in the applicable prospectus supplement. In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption specified in the applicable prospectus supplement, except that, in the case of redemption at the option of the holder, if applicable, the conversion right will terminate upon receipt of written notice of the exercise of the option.

   For each series of convertible debt securities, the conversion price or rate will be subject to adjustment as contemplated in the applicable indenture. Unless otherwise provided in the applicable prospectus supplement, these adjustments may occur as a result of:

    .  the issuance of shares of ML&Co. common stock as a dividend;

    .  subdivisions and combinations of ML&Co. common stock;

    . the issuance to all holders of ML&Co. common stock of rights or warrants entitling holders to subscribe for or purchase shares of ML&Co. common stock at a price per share less than the current market price per share; and

    .  the distribution to all holders of ML&Co. common stock of:

       .  shares of ML&Co. capital stock other than common stock;

       . evidences of indebtedness of ML&Co. or assets other than cash dividends paid from retained earnings and dividends payable in common stock referred to above; or

       .  subscription rights or warrants other than those referred to above.

   In any case, no adjustment of the conversion price or rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. ML&Co. will not issue any fractional shares of ML&Co. common stock upon conversion, but, instead, ML&Co. will pay a cash adjustment. If indicated in the applicable prospectus supplement, convertible debt securities convertible into common stock of ML&Co. which are surrendered for conversion between the record date for an interest payment, if any, and the interest payment date, other than convertible debt securities called for redemption on a redemption date during that period, must be accompanied by payment of an amount equal to interest which the registered holder is entitled to receive.

   ML&Co. will determine the adjustment provisions for convertible debt securities at the time of issuance of each series of convertible debt securities. These adjustment provisions will be described in the applicable prospectus supplement.

   Except as set forth in the applicable prospectus supplement, any convertible debt securities called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the holder of the convertible debt securities by one or more investment banking firms or other purchasers who may agree with ML&Co. to purchase convertible debt securities and convert them into common stock or preferred stock of ML&Co., as the case may be.

Governing Law

   The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                         DESCRIPTION OF DEBT WARRANTS

   ML&Co. may issue warrants for the purchase of debt securities ("Debt Warrants"). The Debt Warrants are to be issued under debt warrant agreements to be entered into between ML&Co. and a bank or trust company, as debt warrant agent, as set forth in the prospectus supplement relating to the specific issue of Debt Warrants being offered. We have filed a copy of the form of debt warrant agreement, including the form of warrant certificates representing the Debt Warrants, reflecting the alternative provisions to be included in the debt warrant agreements that will be entered into with respect to particular offerings of Debt Warrants, as an exhibit to the registration statement of which this prospectus is a part. The following summaries of the material provisions of the debt warrant agreement and the debt warrant certificates are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the debt warrant agreement and the debt warrant certificates, respectively, including the definitions of terms.

Terms of the Debt Warrants

   The applicable prospectus supplement will describe the terms of the specific issue of Debt Warrants being offered, the debt warrant agreement relating to the Debt Warrants and the debt warrant certificates representing the Debt Warrants, including the following:

    . the designation and aggregate principal amount of the debt securities that the holder of a Debt Warrant may purchase upon exercise of the Debt Warrant and the price at which the purchase may be made;

    . the designation and terms of any debt securities issued with or purchasable upon exercise of the Debt Warrants, including whether the debt securities will be senior debt securities or subordinated debt securities and under which indenture the debt securities will be issued;

    .  the procedures and conditions relating to the exercise of the Debt
       Warrants;

    .  the number of Debt Warrants issued with each debt security;

    . any date on and after which the Debt Warrants and any related debt securities are separately transferable;

    . the date on which the right to exercise the Debt Warrants begins and expires;

    . whether the Debt Warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

    . any circumstances which will cause the Debt Warrants to be deemed to be automatically exercised;

    .  the identity of the debt warrant agent; and

    . any other terms of the Debt Warrants which are not inconsistent with the provisions of the debt warrant agreement.

   Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations. Holders may exercise Debt Warrants at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the debt securities that may be purchased upon exercise of the Debt Warrants and will not be entitled to payment or delivery of any amounts which may be due on the debt securities purchasable upon exercise of the Debt Warrants.

   Prospective purchasers of Debt Warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as Debt Warrants and to the debt securities purchasable upon exercise of the Debt Warrants. The prospectus supplement relating to any issue of Debt Warrants will describe these considerations.

Ranking

   The Debt Warrants are unsecured contractual obligations of ML&Co. and will rank equally with its other unsecured contractual obligations and with its unsecured and unsubordinated debt. Because ML&Co. is a holding company, the right of ML&Co. and its creditors, including the debt warrantholders, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies.

Book-Entry Procedures

   Except as may otherwise be provided in the applicable prospectus supplement, the Debt Warrants will be issued in the form of global debt warrant certificates, registered in the name of a depositary or its nominee. Except as may otherwise be provided in the applicable prospectus supplement, beneficial owners will not be entitled to receive definitive certificates representing Debt Warrants unless the depositary is unwilling or unable to continue as depositary or ML&Co. decides to have the Debt Warrants represented by definitive certificates. A beneficial owner's interest in a Debt Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the beneficial owner's account. In turn, the total number of Debt Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of any Debt Warrant will be effected only through the selling beneficial owner's brokerage firm.

Exercise of Debt Warrants

   Each Debt Warrant will entitle the holder to purchase for cash a principal amount of debt securities at the exercise price set forth in, or determined in the manner set forth in, the applicable prospectus supplement. Holders may exercise Debt Warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised Debt Warrants will become void.

   Holders may exercise Debt Warrants in the manner described in the applicable prospectus supplement. Upon receipt of payment and properly completed and duly executed debt warrant certificate at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, ML&Co. will, as soon as practicable, forward the debt securities purchased. If less than all of the Debt Warrants represented by any debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of Debt Warrants.

Listing

   ML&Co. may list an issue of Debt Warrants on a national securities exchange. Any listing will be specified in the applicable prospectus supplement.

                       DESCRIPTION OF CURRENCY WARRANTS

   ML&Co. may issue "Currency Warrants" either in the form of:

    . "Currency Put Warrants" entitling the holders to receive from ML&Co. the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars, or

    . "Currency Call Warrants" entitling the holders to receive from ML&Co. the cash settlement value in U.S. dollars of the right to purchase a specified amount of a specified foreign currency or units of two or more currencies for a specified amount of U.S. dollars.

   ML&Co. may issue the Currency Warrants under a currency put warrant agreement or a currency call warrant agreement, as applicable, to be entered into between ML&Co. and a bank or trust company, as currency warrant agent, as set forth in the applicable prospectus supplement relating to Currency Warrants being offered. Copies of the forms of currency put warrant agreement and currency call warrant agreement, including the forms of certificates representing the Currency Put Warrants and Currency Call Warrants, reflecting the provisions to be included in the currency warrant agreements that will be entered into with respect to particular offerings of Currency Warrants, are filed as exhibits to the registration statement of which this prospectus is a part. The following summaries of the material provisions of the currency warrant agreements and the currency warrant certificates are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the currency warrant agreements and the currency warrant certificates, respectively, including the definitions of terms.

Terms of the Currency Warrants

   The applicable prospectus supplement will describe the terms of the specific issue of Currency Warrants being offered, the currency warrant agreement relating to the Currency Warrants and the currency warrant certificates representing the Currency Warrants, including the following:

    . whether the Currency Warrants are Currency Put Warrants, Currency Call Warrants, or both;

    . the formula for determining the cash settlement value of each Currency Warrant;

    . the procedures and conditions relating to the exercise of the Currency Warrants;

    . any circumstances other than those described below under "--Exercise of Currency Warrants" and "--Listing" that will cause the Currency Warrants to be deemed to be automatically exercised;

    . any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise;

    . the date on which the right to exercise the Currency Warrants begins and expires;

    .  the identity of the currency warrant agent; and

    . any other terms of the Currency Warrants that are not inconsistent with the provisions of the applicable currency warrant agreement.

   Prospective purchasers of Currency Warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as Currency Warrants. The prospectus supplement relating to any issue of Currency Warrants will describe these considerations, if they apply.

Ranking

   The Currency Warrants are unsecured contractual obligations of ML&Co. and will rank equally with its other unsecured contractual obligations and with its unsecured and unsubordinated debt. Because ML&Co. is a holding company, the right of ML&Co. and its creditors, including the currency warrantholders, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies.

Book-Entry Procedures

   Except as may otherwise be provided in the applicable prospectus supplement, the Currency Warrants will be issued in the form of global currency warrant certificates, registered in the name of a depositary or its nominee. In that case, beneficial owners will not be entitled to receive definitive certificates representing Currency Warrants unless the depositary is unwilling or unable to continue as depositary or ML&Co. decides to have the Currency Warrants represented by definitive certificates. A beneficial owner's interest in a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains a beneficial owner's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be effected only through the selling beneficial owner's brokerage firm.

Exercise of Currency Warrants

   Each Currency Warrant will entitle the holder to the cash settlement value of that Currency Warrant on the applicable exercise date as described in the applicable prospectus supplement. If a Currency Warrant has more than one exercise date and is not exercised before the time specified in the applicable prospectus supplement, on the fifth business day preceding the expiration date, the Currency Warrants will be deemed automatically exercised.

Listing

   ML&Co. will apply to list each issue of Currency Warrants on a national securities exchange. In the event that the Currency Warrants are delisted from, or permanently suspended from trading on, any exchange, the expiration date for the exercise of the Currency Warrants will be the date the delisting or trading suspension becomes effective and Currency Warrants not previously exercised will be deemed automatically exercised on the business day immediately preceding the expiration date. Under the applicable currency warrant agreement, ML&Co. will agree not to seek delisting of the Currency Warrants, or suspension of their trading, on any exchange.

                         DESCRIPTION OF INDEX WARRANTS

   ML&Co. may issue from time to time "Index Warrants" consisting of index put warrants or index call warrants. Subject to applicable law, ML&Co. will pay or deliver consideration on each Index Warrant in an amount determined by reference to the level or value of an index such as:

    . an equity or debt security, or a portfolio or basket of indices or securities, which may include the price or yield of securities;

    . any statistical measure of economic or financial performance, which may include any currency or consumer price, or mortgage index; or

    . the price or value of any commodity or any other item or index or any combination.

   The payment or delivery of any consideration on any index put warrant will be determined by the decrease in the level or value of the applicable index and the payment or delivery of any consideration on any index call warrant will be determined by the increase in the level or value of the applicable Index.

Method of Issuance

   Index Warrants issued without a Minimum Expiration Value will be issued under one or more index warrant agreements to be entered into between ML&Co. and a bank or trust company, as index warrant agent, as set forth in the prospectus supplement relating to the specific issue of Index Warrants. The index warrant agent will act solely as the agent of ML&Co. under the applicable index warrant agreement and will not assume any obligation or relationship of agency or trust for or with any index warrantholders. A single bank or trust company may act as index warrant agent for more than one issue of Index Warrants.

   Index Warrants issued with a Minimum Expiration Value will be issued under one or more index warrant trust indentures to be entered into between ML&Co. and a corporation or other person permitted by the Trust Indenture Act of 1939, as amended from time to time, to act as index warrant trustee, as set forth in the prospectus supplement relating to the Index Warrants. Any index warrant trust indenture will be qualified under the Trust Indenture Act. To the extent allowed by the Trust Indenture Act, a single qualified corporation may act as index warrant trustee for more than one issue of Index Warrants.

   ML&Co. has filed forms of the index warrant agreement and the index warrant trust indenture and the related global index warrant certificates as exhibits to the registration statement of which this prospectus is a part. The summaries set forth in this section of the material provisions of the index warrant agreement, the index warrant trust indenture and the global index warrant certificates are not complete, are subject to, and are qualified in their entirety by reference to, all the provisions of the index warrant agreement, the index warrant trust indenture and the global index warrant certificates, respectively.

   Unless otherwise specified in the accompanying prospectus supplement, payments, if any, upon exercise of the Index Warrants will be made in U.S. dollars. The Index Warrants will be offered on terms to be determined at the time of sale. ML&Co. will have the right to reopen a previous issue of Index Warrants and to issue additional Index Warrants of that issue without the consent of any index warrantholder.

Terms of the Index Warrants

   The applicable prospectus supplement will describe the specific issue of Index Warrants being offered, the indenture or agreement under which the Index Warrants will be issued, as the case may be, and the index warrant certificates representing the Index Warrants, including the following:

    . whether the Index Warrants to be issued will be index put warrants, index call warrants or both;

    .  the aggregate number and initial public offering price or purchase price;

    .  the applicable index;

    . whether the Index Warrants will be deemed automatically exercised as of a specified date or whether the Index Warrants may be exercised during a period and the date on which the right to exercise the Index Warrants commences and expires;

    . the manner in which the Index Warrants may be exercised and any restrictions on, or other special provisions relating to, the exercise of the Index Warrants;

    .  any minimum number of the Index Warrants exercisable at any one time;

    . any maximum number of the Index Warrants that may, subject to ML&Co.'s election, be exercised by all index warrantholders, or by any person or entity, on any day;

    . any provisions permitting an index warrantholder to condition an exercise notice on the absence of certain specified changes in the level of the applicable index after the exercise date, any provisions permitting ML&Co. to suspend exercise of the Index Warrants based on market conditions or other circumstances and any other special provision relating to the exercise of the Index Warrants;

    . any provisions for the automatic exercise of the Index Warrants other than at the expiration date;

    . any provisions permitting ML&Co. to cancel the Index Warrants upon the occurrence of certain events;

    . any additional circumstances that would constitute an Event of Default under the Index Warrants;

    .  the method of determining:

       . the payment or delivery, if any, to be made in connection with the exercise or deemed exercise of the Index Warrants (the "Settlement Value");

       . the minimum payment or delivery, if any, to be made upon expiration of the Index Warrants (the "Minimum Expiration Value");

       . the payment or delivery to be made upon the exercise of any right which ML&Co. may have to cancel the Index Warrants; and

       .  the value of the index;

    . in the case of Index Warrants relating to an index for which the trading prices of underlying securities, commodities or rates are expressed in a foreign currency, the method of converting amounts in the relevant foreign currency or currencies into U.S. dollars, or any other currency or composite currency in which the Index Warrants are payable;

    . any method of providing for a substitute index or otherwise determining the payment or delivery to be made in connection with the exercise of the Index Warrants if the index changes or ceases to be made available by its publisher;

    . any time or times at which ML&Co. will make payment or delivery on the Index Warrants following exercise or automatic exercise;

    . any provisions for issuing the Index Warrants in other than book-entry form;

    . if the Index Warrants are not issued in book-entry form, any place or places at which ML&Co. will make payment or delivery on cancellation and any Minimum Expiration Value of the Index Warrants;

    . any circumstances that will cause the Index Warrants to be deemed to be automatically exercised;

    .  any material risk factors relating to the Index Warrants;

    .  the identity of the index warrant agent; and

    . any other terms of the Index Warrants which are not inconsistent with the provisions of the index warrant agreement.

   Prospective purchasers of Index Warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the Index Warrants. The prospectus supplement relating to any issue of Index Warrants will describe these considerations, if they apply.

Ranking

   The Index Warrants are unsecured contractual obligations of ML&Co. and will rank equally with its other unsecured contractual obligations and with its unsecured and unsubordinated debt. Because ML&Co. is a holding company, the right of ML&Co. and its creditors, including the index warrantholders, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies.

Payment and Delivery

   If specified, and under the circumstances described in the prospectus supplement:

    . ML&Co. will pay or deliver to each index warrantholder an amount equal to the greater of the applicable Settlement Value and a Minimum Expiration Value of the Index Warrants;

    . upon cancellation of the Index Warrants by ML&Co. which may occur upon specified events, ML&Co. will pay or deliver to each index warrantholder an amount specified in the prospectus supplement; and

    . following the occurrence of an extraordinary event, the Settlement Value of an Index Warrant may, at the option of ML&Co., be determined on a different basis, including in connection with automatic exercise at expiration.

   Unless otherwise specified in the related prospectus supplement, the Index Warrants will be deemed to be automatically exercised upon expiration or any earlier date that may be specified. Upon any automatic exercise, ML&Co. will deliver or pay to each index warrantholder an amount equal to the Settlement Value of the Index

Warrants, except that holders of Index Warrants having a Minimum Expiration Value will be entitled to receive a payment or delivery equal to the greater of the Settlement Value and the applicable Minimum Expiration Value. The Minimum Expiration Value may be either a predetermined payment or delivery or a payment or delivery that varies during the term of the Index Warrants in accordance with a schedule or formula. Any Minimum Expiration Value applicable to an issue of Index Warrants, as well as any additional circumstances resulting in the automatic exercise of the Index Warrants, will be specified in the applicable prospectus supplement.

Cancellation or Postponement

   If so specified in the applicable prospectus supplement, ML&Co. may cancel the Index Warrants. In addition, ML&Co. may delay or postpone the exercise or valuation of, or payment or delivery for, the Index Warrants upon the occurrence of an extraordinary event. Any extraordinary events relating to an issue of Index Warrants will be described in the applicable prospectus supplement. Upon cancellation, the related index warrantholders will be entitled to receive only the applicable payment or delivery on cancellation specified in the applicable prospectus supplement. The amount payable or deliverable upon cancellation may be either a predetermined amount or an amount that varies during the term of the Index Warrants in accordance with a schedule or formula.

Waiver of Default

   If ML&Co. defaults with respect to any of its obligations under any Index Warrants issued with a Minimum Expiration Value under an index warrant trust indenture, the index warrantholders of a majority in interest of all outstanding Index Warrants may waive a default, except a default:

    . in the payment or delivery of the Settlement Value, Minimum Expiration Value or payment or delivery of any amount upon cancellation of the Index Warrants; or

    . in respect of a covenant or provision of the applicable index warrant trust indenture which cannot be modified or amended without the consent of each index warrantholder of each outstanding Index Warrant affected.

Modification

   ML&Co. and the index warrant agent or index warrant trustee, as the case may be, may amend any index warrant agreement or index warrant indenture and the terms of the related Index Warrants by a supplemental agreement or supplemental indenture (each, a "Supplemental Agreement"), without the consent of the holders of any Index Warrants, for the purpose of:

    . curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision, or of making any other provisions with respect to matters or questions arising under the index warrant agreement or index warrant trust indenture, as the case may be, which are not inconsistent with the provisions of the respective agreement or indenture or of the Index Warrants;

    . evidencing the succession to ML&Co. and the assumption by the successor of ML&Co.'s covenants contained in the index warrant agreement or the index warrant trust indenture, as the case may be, and the Index Warrants;

    .  appointing a successor depositary;

    . evidencing and providing for the acceptance of appointment by a successor index warrant agent or index warrant trustee with respect to the Index Warrants, as the case may be;

    . adding to the covenants of ML&Co., for the benefit of the index warrantholders or surrendering any right or power conferred upon ML&Co. under the index warrant agreement or index warrant trust indenture, as the case may be;

    .  issuing Index Warrants in definitive form; or

    . amending the index warrant agreement or index warrant trust indenture, as the case may be, in any manner which ML&Co. may deem to be necessary or desirable and which will not materially and adversely affect the interests of the index warrantholders.

   ML&Co. and the index warrant agent may also amend any index warrant agreement or index warrant trust indenture, as the case may be, and the terms of the related Index Warrants, by a Supplemental Agreement, with the consent of the index warrantholders holding not less than 66 2/3% in number of the then outstanding unexercised Index Warrants affected by the amendment, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the index warrant agreement or index warrant trust indenture, as the case may be, or of modifying in any manner the rights of the index warrantholders. However, without the consent of each index warrantholder affected, no amendment may be made that:

    . changes the determination, or any aspects of the determination, of the Settlement Value or any payment or delivery to be made on cancellation, or any Minimum Expiration Value of the Index Warrants so as to reduce the payment or delivery to be made upon exercise or deemed exercise,

    . shortens the period of time during which the Index Warrants may be exercised, or otherwise materially and adversely affects the exercise rights of the index warrantholders, or

    . reduces the number of outstanding Index Warrants, the consent of whose holders is required for amendment of the index warrant agreement, the index warrant trust indenture or the terms of the related Index Warrants.

Events of Default

   Specified events in bankruptcy, insolvency or reorganization of ML&Co. will constitute Events of Default with respect to Index Warrants having a Minimum Expiration Value which are issued under an index warrant trust indenture. Upon the occurrence of an Event of Default, the holders of 25% of unexercised Index Warrants may elect to receive a settlement payment or delivery for any unexercised Index Warrants. Any settlement payment or delivery will immediately become due to the index warrantholders upon any election. Assuming ML&Co. is able to satisfy its obligations when due under the Index Warrants, the settlement payment or delivery will be an amount equal to the market value of the Index Warrants as of the date ML&Co. is notified of the intended liquidation. The market value of the Index Warrants will be determined by a nationally recognized securities broker-dealer unaffiliated with ML&Co. and mutually selected by ML&Co. and the index warrant trustee.

Merger, Consolidation, Sale, Lease or Other Dispositions

   ML&Co. may consolidate or merge with or into any other corporation and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that:

    . the resulting corporation, if other than ML&Co., is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.'s obligations to:

       . pay or deliver the Settlement Value, any Minimum Expiration Value or any consideration payable or deliverable upon cancellation, if applicable with respect to all the unexercised Index Warrants; and

       . perform and observe all of the obligations and conditions of the index warrant agreement or index warrant trust indenture, as the case may be, to be performed or observed by ML&Co.; and

    . ML&Co. or the successor corporation, as the case may be, is not, immediately after any merger or consolidation, in default under the index warrant agreement or index warrant trust indenture, as the case may be.

Enforceability of Rights by Index Warrantholders

   Any index warrantholder may, without the consent of the related index warrant agent, enforce by appropriate legal action, in and for its own behalf, its right to exercise, and receive payment or delivery for, its Index Warrants.

Book-Entry Procedures

   Except as may otherwise be provided in the applicable prospectus supplement, the Index Warrants will be issued in book-entry form and represented by global Index Warrants, registered in the name of a depositary or its nominee. In that case, index warrantholders will not be entitled to receive definitive certificates representing Index Warrants, unless the depositary is unwilling or unable to continue as depositary or ML&Co. decides to have the Index Warrants represented by definitive certificates. A beneficial owner's interest in an Index Warrant represented by a global Index Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the beneficial owner's account. In turn, the total number of Index Warrants held by an individual brokerage firm or other entity for its clients will be maintained on the records of the depositary in the name of the brokerage firm or other entity or its agent. Transfer of ownership of any Index Warrant will be effected only through the selling beneficial owner's brokerage firm.

Listing

   ML&Co. may list an issue of Index Warrants on a national securities exchange. Any listing will be specified in the applicable prospectus supplement.

                        DESCRIPTION OF PREFERRED STOCK

   The following description sets forth certain general terms of preferred stock which ML&Co. may issue. The terms of any series of the preferred stock will be described in the applicable prospectus supplement relating to the preferred stock being offered. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, ML&Co.'s restated certificate of incorporation, as amended, which is filed as an exhibit to the registration statement of which this prospectus is a part, and the certificate of designations relating to each particular series of the preferred stock, which was or will be filed with the SEC at or before the issuance of the series of preferred stock.

Terms of the Preferred Stock

   Under ML&Co.'s restated certificate of incorporation, ML&Co. is authorized to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share. The Board of Directors of ML&Co. has the authority, without approval of the stockholders, to issue all of the shares of preferred stock which are currently authorized in one or more series and to fix the number of shares and the rights, preferences, privileges, qualifications, restrictions and limitations of each series. As of December 28, 2001, ML&Co. had 24,957,500 shares of preferred stock available for issuance.

   ML&Co. has authorized the issuance of shares of Series A junior preferred stock, par value $1.00 per share, of ML&Co. upon exercise of preferred share purchase rights associated with each share of common stock outstanding. See "Description of Common Stock--Rights to Purchase Series A Junior Preferred Stock".

   In addition, as described under "Description of Depositary Shares", ML&Co., at its option, instead of offering full shares of any series of preferred stock, may offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to the depositary shares.

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

   The applicable prospectus supplement will describe the terms of each series of preferred stock, including, where applicable, the following:

    . the designation, stated value, liquidation preference and number of shares offered;

    .  the offering price or prices;

    . the dividend rate or rates, or method of calculation, the dividend periods, the date on which dividends shall be payable and whether dividends are cumulative or noncumulative and, if cumulative, the dates from which dividends begin to cumulate;

    .  any redemption or sinking fund provisions;

    .  any conversion or exchange provisions;

    .  any voting rights;

    . whether the preferred stock will be issued in certificated or book-entry form;

    . whether the preferred stock will be listed on a national securities exchange;

    .  information with respect to any book-entry procedures; and

    . any additional rights, preferences, privileges, limitations and restrictions of the preferred stock which are not inconsistent with the provisions of the certificate of incorporation.

   The preferred stock will be, when issued against payment, fully paid and nonassessable. Holders will have no preemptive rights to subscribe for any additional securities which ML&Co. may issue. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will rank equally with all other outstanding series of preferred stock issued by ML&Co. as to payment of dividends, other than with respect to cumulation of dividends, and as to the distribution of assets upon liquidation, dissolution, or winding up of ML&Co. As of December 28, 2001, there were 42,500 shares of ML&Co.'s 9% Cumulative Preferred Stock, Series A (the "9% Preferred Stock") represented by 17,000,000 depositary shares and one Special Voting Share outstanding. See "--Outstanding Preferred Stock". Each series of preferred stock will rank senior to the common stock, and any other stock of ML&Co. that is expressly made junior to that series of preferred stock.

   Unless otherwise specified in the applicable prospectus supplement, Citibank, N.A., will be the transfer agent, dividend disbursing agent and registrar for the shares of the preferred stock.

   Because ML&Co. is a holding company, its rights and the rights of holders of its securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of ML&Co. upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors and preferred stockholders, except to the extent ML&Co. may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

Dividends and Distributions

   Holders of shares of the preferred stock will be entitled to receive, as, if and when declared by the Board of Directors of ML&Co., or a duly authorized committee of the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the rate set forth in, or calculated in accordance with the formula set forth in, the prospectus supplement relating to the preferred stock being offered.

   Dividends on the preferred stock may be cumulative or noncumulative as provided in the applicable prospectus supplement. Dividends on the cumulative preferred stock will accumulate from the date of original issue and will be payable quarterly in arrears on the dates specified in the applicable prospectus supplement. If any date so specified as a dividend payment date is not a business day, declared dividends on the preferred stock will be paid on the immediately succeeding business day, without interest. The applicable prospectus supplement will set forth the applicable dividend period with respect to a dividend payment date. If the Board of Directors of ML&Co. or a duly authorized committee of the Board of Directors, fails to declare a dividend on any series of noncumulative preferred stock for any dividend period, ML&Co. will have no obligation to pay a dividend for that period, whether or not dividends on that series of noncumulative preferred stock are declared for any future dividend period. Unless otherwise specified in the applicable prospectus supplement, dividends on the preferred stock will be payable to record holders as they appear on the stock books of ML&Co. on each record date, not more than 30 nor less than 15 days preceding the applicable payment date, as shall be fixed by the Board of Directors of ML&Co. or a duly authorized committee of the Board of Directors.

   No dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, equally with or junior to any other series of preferred stock for any period unless dividends have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment of those dividends has been set apart for,

    . in the case of cumulative preferred stock, all dividend periods terminating on or before the date of payment of full cumulative dividends, or

    . in the case of noncumulative preferred stock, the immediately preceding dividend period.

   When dividends are not paid in full upon any series of preferred stock, and any other preferred stock ranking equally as to dividends with that series of preferred stock, all dividends declared upon shares of that series of preferred stock and any other preferred stock ranking equally as to dividends will be declared pro rata so that the amount of dividends declared per share on that series of preferred stock and any other preferred stock ranking equally as to dividends will in all cases bear to each other the same ratio that accrued dividends per share on the shares of that series of preferred stock and the other preferred stock bear to each other. In the case of noncumulative preferred stock, any accrued dividends described in the immediately preceding paragraph will not include any cumulation in respect of unpaid dividends for prior dividend periods.

   Except as provided in the immediately preceding paragraph, unless full dividends on all outstanding shares of any series of preferred stock have been declared and paid,

    . in the case of a series of cumulative preferred stock, for all past dividend periods, or

    . in the case of noncumulative preferred stock, for the immediately preceding dividend period,

then:

    . ML&Co. may not declare dividends or pay or set aside for payment or other distribution on any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of ML&Co. or other capital stock of ML&Co. ranking junior to that series of preferred stock as to dividends and upon liquidation, and

    . other than in connection with the distribution or trading of any of its capital stock, ML&Co. may not redeem, purchase or otherwise acquire any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, for any consideration or any moneys paid to or made available for a sinking fund for the redemption of any shares of any of its capital stock, except by conversion or exchange for capital stock of ML&Co. ranking junior to that series of preferred stock as to dividends and upon liquidation.

   Unless otherwise specified in the applicable prospectus supplement, the amount of dividends payable for any period shorter than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month.

   As of December 28, 2001, subsidiaries of ML&Co. had outstanding approximately $2.695 billion of perpetual Trust Originated Preferred Securities/SM/ ("TOPrS"). In connection with the issuance of the TOPrS, ML&Co. has agreed, among other things, that if full distributions on the TOPrS have not been paid or set apart for payment or if ML&Co. is in default of their related guarantee obligations, ML&Co., with certain exceptions, will not declare or pay dividends, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its capital stock, including the preferred stock.

Liquidation Preference

   Upon any voluntary or involuntary liquidation, dissolution or winding up of ML&Co., the holders of the preferred stock will have preference and priority over the common stock of ML&Co. and any other class of stock of ML&Co. ranking junior to the preferred stock upon liquidation, dissolution or winding up, for payments out of or distributions of the assets of ML&Co. or proceeds from any liquidation, whether from capital or surplus, of the amount per share set forth in the applicable prospectus supplement plus all accrued and unpaid dividends, whether or not earned or declared, to the date of final distribution to such holders. After any liquidating payment, the holders of preferred stock will be entitled to no other payments. If, in the case of any liquidation, dissolution or winding up of ML&Co., the assets of ML&Co. or the proceeds from any liquidation should be insufficient to make the full liquidation payment in the amount per share set forth in the applicable prospectus supplement relating to a series of preferred stock, plus all accrued and unpaid dividends on that preferred stock, and liquidating payments on any other preferred stock ranking as to liquidation, dissolution or winding up equally with that preferred stock, then any assets and proceeds will be distributed among the holders of the preferred stock and any other preferred stock ratably in accordance with the respective amounts which would be payable on those shares of preferred stock and any other preferred stock if all amounts payable were paid in full. In the case of noncumulative preferred stock, accrued and unpaid dividends will not include cumulation of unpaid dividends from prior dividend periods. A consolidation or merger of ML&Co. with one or more corporations will not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of ML&Co.

Redemption

   If specified in the prospectus supplement relating to a series of preferred stock being offered, ML&Co. may, at its option, at any time or from time to time on not less than 30 nor more than 60 days notice, redeem that series of preferred stock in whole or in part at the redemption prices and on the dates set forth in the applicable prospectus supplement.

   If less than all outstanding shares of a series of preferred stock are to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors of ML&Co. or a duly authorized committee of the Board of Directors to be equitable. From and after the redemption date, unless ML&Co. is in default in providing for the payment of the redemption price, dividends shall cease to accrue on the shares of that series of preferred stock called for redemption and all rights of the holders shall cease, other than the right to receive the redemption price.

Voting Rights

   Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as set forth below or as otherwise required by law.

   Whenever dividends payable on the preferred stock are in arrears for a number of dividend periods, whether or not consecutive, which in the aggregate is equivalent to six calendar quarters, the holders of outstanding shares of the preferred stock, voting as a class with holders of shares of all other series of preferred stock ranking

/SM/ Service mark of Merrill Lynch & Co., Inc.

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

equally with the preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors on the terms set forth below. These voting rights will continue, in the case of any series of cumulative preferred stock, until all past dividends accumulated on shares of cumulative preferred stock are paid in full and, in the case of noncumulative preferred stock, until all dividends on shares of noncumulative preferred stock are paid in full for at least one calendar year. Upon payment in full of these dividends, the voting rights will terminate except as expressly provided by law. These voting rights are subject to re-vesting in the event of each and every subsequent default in the payment of dividends. Holders of all series of preferred stock which are granted these voting rights and which rank equally with the preferred stock will vote as a class, and, unless otherwise specified in the applicable prospectus supplement, each holder of shares of the preferred stock will have one vote for each share of stock held and each other series will have the number of votes, if any, for each share of stock held as may be granted to them. In the event that the holders of shares of the preferred stock are entitled to vote as described in this paragraph, the Board of Directors of ML&Co. will be increased by two directors, and the holders of the preferred stock will have the exclusive right as members of that class, as outlined above, to elect two directors at the next annual meeting of stockholders.

   Upon termination of the right of the holders of the preferred stock to vote for directors as discussed in the preceding paragraph, the term of office of all directors then in office elected by those holders will terminate immediately. Whenever the term of office of the directors elected by those holders ends and the related special voting rights expire, the number of directors will automatically be decreased to the number of directors as would otherwise prevail.

   So long as any shares of preferred stock remain outstanding, ML&Co. shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the preferred stock outstanding at the time, voting as a class with all other series of preferred stock ranking equally with the preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting:

    . authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to the preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of ML&Co.; or

    . amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of ML&Co.'s restated certificate of incorporation or the certificate of designations of the preferred stock so as to materially and adversely affect any right, preference, privilege or voting power of the preferred stock or the holders of the preferred stock;

provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock, or any increase in the amount of authorized shares of preferred stock, in each case ranking equally with or junior to the preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of ML&Co. will not be deemed to materially and adversely affect these rights, preferences, privileges or voting powers.

   The foregoing voting provisions will not apply if all outstanding shares of preferred stock have been redeemed or sufficient funds have been deposited in trust to effect such a redemption which is scheduled to be consummated within three months after the time that such rights would otherwise be exercisable.

Conversion or Exchange Rights

   The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

Outstanding Preferred Stock

   As of December 28, 2001, there were 42,500 shares of 9% Preferred Stock represented by 17,000,000 depositary shares and one Special Voting Share outstanding.

  9% Preferred Stock

   The 9% Preferred Stock has preference over ML&Co.'s common stock and the Series A junior preferred stock issuable under the Rights Plan described under "Description of Common Stock" with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up of ML&Co. Holders of the 9% Preferred Stock do not have any preemptive rights to subscribe for any additional securities which may be issued by ML&Co. Dividends on the 9% Preferred Stock are cumulative and payable quarterly at the rate per annum of 9% of the $10,000 liquidation preference per share. Holders of the 9% Preferred Stock have no voting rights except as set forth above under "--Voting Rights" above. In the event of any voluntary or involuntary liquidation, dissolution or winding up of ML&Co., the holders of outstanding shares of 9% Preferred Stock are entitled to receive out of assets of ML&Co. available for distribution to stockholders a distribution of $10,000 per share, plus accumulated and unpaid dividends, if any. The 9% Preferred Stock is not redeemable before December 30, 2004. On and after that date, the 9% Preferred Stock is redeemable at the option of ML&Co., in whole at any time or from time to time in part, upon not less than 30 nor more than 60 days notice, at a redemption price of $10,000 per share, plus accumulated and unpaid dividends, if any.

  Special Voting Share

   In connection with the acquisition of Midland Walwyn Inc. by ML&Co. in August 1998, ML&Co. issued a single share of preferred stock with special voting rights (the "Special Voting Share"), under the terms of a Voting and Exchange Trust Agreement entered into by Merrill Lynch & Co., Canada Ltd. ("ML Canada"), ML&Co. and Montreal Trust Company of Canada, as trustee (the "Voting Trust Agreement"). The Special Voting Share possesses a number of votes equal to the number of exchangeable shares of ML Canada (the "Exchangeable Shares") issued and outstanding from time to time that are not owned by ML&Co. or its affiliates, which votes may be exercised for the election of directors and on all other matters submitted to a vote of ML&Co.'s stockholders. The holders of ML&Co.'s common stock and the holder of the Special Voting Share vote together as a class on all matters. See "Description of Common Stock--Voting Rights". The Special Voting Share was issued to the trustee under the Voting Trust Agreement. The holder of the Special Voting Share is not entitled to receive dividends, and, in the event of any liquidation, dissolution or winding up of ML&Co., will receive an amount equal to the par value of the Special Voting Share. When the Special Voting Share has no votes attached to it because there are no Exchangeable Shares outstanding not owned by ML&Co. or any of its affiliates, the Special Voting Share will cease to have any rights.

                       DESCRIPTION OF DEPOSITARY SHARES

   ML&Co. may issue depositary receipts evidencing depositary shares, each of which will represent a fraction of a share of preferred stock. ML&Co. will deposit shares of preferred stock of each class or series represented by depositary shares under deposit agreements to be entered into among ML&Co., a bank or trust company, as depositary, and the holders from time to time of the depositary receipts. A copy of the form of deposit agreement, including the form of certificates representing the depositary receipts, is filed as an exhibit to the registration statement of which this prospectus is a part. The following summaries of the material provisions of the deposit agreements and the depositary receipt certificates are not complete, are subject to, and are qualified in their entirety by reference to, all the provisions of the deposit agreement and the depositary receipt certificates, respectively, including the definitions of terms.

Terms of the Depositary Shares

   Depositary receipts issued under the applicable deposit agreement will evidence the depositary shares. Immediately following the issuance and delivery of the preferred stock by ML&Co. to the depositary, ML&Co. will cause the depositary to issue, on behalf of ML&Co., the depositary receipts. Subject to the terms of the applicable deposit agreement, each holder of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the applicable depositary shares, to all the rights and preferences of the preferred stock being represented, including dividend, voting, conversion, redemption and liquidation rights, all as will be set forth in the prospectus supplement relating to the depositary shares being offered.

   The depositary shares will have the dividend, liquidation, redemption, voting and conversion or exchange rights set forth below unless otherwise specified in the applicable prospectus supplement. The applicable prospectus supplement will describe the terms of the specific issue of the depositary shares being offered, the deposit agreement relating to the depositary shares and the depositary receipts evidencing the depositary shares, including the following:

    . the designation, stated value and liquidation preference of the depositary shares and the number of shares offered;

    .  the offering price or prices;

    . the dividend rate or rates, or method of calculation, the dividend periods, the dates on which dividends will be payable and whether dividends are cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;

    .  any redemption or sinking fund provisions;

    .  any conversion or exchange provisions;

    .  any material risk factors relating to the depositary shares;

    .  the identity of the depositary; and

    . any other terms of the depositary shares which are not inconsistent with the provisions of the deposit agreement.

Book-Entry Procedures

   Except as may otherwise be provided in the applicable prospectus supplement, the depositary shares will be evidenced by global depositary receipts, registered in the name of a depositary or its nominee. In that case, beneficial owners will not be entitled to receive depositary receipts evidencing their depositary shares unless the depositary is unwilling or unable to continue as depositary or ML&Co. decides to have the depositary shares represented by separate depositary receipts. A beneficial owner's interest in depositary shares will be recorded on or through the records of the brokerage firm or other entity that maintains the beneficial owner's account. In turn, the total number of depositary shares held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of depositary shares will be effected only through the selling beneficial owner's brokerage firm.

Dividends and Other Distributions

   The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders, subject to the obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

   In the event of a distribution in respect of the preferred stock other than in cash, the depositary will distribute property it receives to the record holders of the depositary shares, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary, unless the depositary, after consultation with ML&Co., determines that it is not feasible to make the distribution, in which case the depositary may, with the approval of ML&Co., sell any property and distribute the net proceeds from the sale to the holders.

Withdrawal of Stock

   Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the corporate trust office of the depositary, the holder of the depositary shares will be entitled to delivery, at the corporate trust office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.

Redemption of Depositary Shares

   Whenever ML&Co. redeems shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, provided ML&Co. has paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

   After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares called for redemption will cease, except the right to receive any moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

   Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by that holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of preferred stock represented by the depositary shares in accordance with those instructions, and ML&Co. will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Exchange of Preferred Stock

   Whenever ML&Co. exchanges all of the shares of a series of preferred stock held by the depositary for debt securities, common stock or other shares of preferred stock, the depositary will exchange as of the same exchange date the number of depositary shares representing all of the shares of the preferred stock so exchanged for debt securities, common stock or other shares of preferred stock, provided ML&Co. has issued and deposited with the depositary, debt securities, common stock or other shares of preferred stock, as applicable, for all of the shares of the preferred stock to be exchanged.
The exchange rate per depositary share will be equal to the exchange rate per share of preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share, plus all money and other property, if any, represented by those depositary shares, including all amounts paid by ML&Co. in respect of dividends which on the exchange date have accumulated on the shares of preferred stock to be so exchanged and have not already been paid.

Conversion of Preferred Stock

   The depositary shares are not convertible or exchangeable into common stock or any other securities or property of ML&Co. Nevertheless, if so specified in the applicable prospectus supplement, each depositary receipt may be surrendered by its holder to the depositary with written instructions to the depositary to instruct ML&Co. to cause conversion or exchange of the preferred stock represented by the depositary shares evidenced by that depositary receipt into whole shares of common stock, other shares of preferred stock or debt securities of ML&Co. ML&Co. has agreed that upon the receipt of any instructions to convert or exchange any depositary shares and the payment of any fees or other amounts applicable to any conversion or exchange, it will convert or exchange the depositary shares using the same procedures as those provided for delivery of preferred stock to effect conversions or exchange. If the depositary shares represented by a depositary receipt are converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not converted or exchanged.

Amendment and Termination of the Deposit Agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between ML&Co. and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the depositary shares then outstanding. No amendment to the form of depositary receipt or any provision of the deposit agreement relating to or affecting rights to receive dividends or distributions or voting, redemption or conversion rights will be effective unless approved by the holders of at least two-thirds of the depositary shares then outstanding.

   ML&Co. may terminate the deposit agreement at any time upon 60 days prior written notice to the depositary, in which case the depositary will deliver to the record holders, upon surrender of the depositary receipts, the number of whole or fractional shares of preferred stock as is represented by those depositary receipts. The deposit agreement will automatically terminate if:

    .  all outstanding depositary shares have been redeemed,

    . all shares of preferred stock deposited with the depositary in accordance with the terms of the deposit agreement and all money and other property relating to those shares of preferred stock have been withdrawn in accordance with the terms of the deposit agreement, or

    . there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of ML&Co. and the distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

   ML&Co. will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. ML&Co. will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges that are expressly provided in the deposit agreement to be for their accounts. The depositary may refuse to effect any transfer of a depositary receipt or any withdrawals of preferred stock evidenced by a depositary receipt until all taxes and charges with respect to the depositary receipt or preferred stock are paid by their holders.

Resignation and Removal of Depositary

   The depositary may resign at any time by delivering to ML&Co. notice of its election to do so, and ML&Co. may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon ML&Co.'s appointment of a successor depositary, which must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Notices

   The depositary will forward to holders of depositary receipts all reports and communications received from ML&Co. and the depositary and which ML&Co. is required to furnish to holders of the related underlying preferred stock. The depositary will also, promptly after its receipt, transmit to the holders of depositary receipts, copies of all notices and reports required by law, the rules of any national securities exchange or ML&Co.'s restated certificate of incorporation to be furnished to the record holders of depositary receipts.

Limitation of Liability

   Neither the depositary nor ML&Co. will assume any obligation or be subject to any liability under the deposit agreement to holders of depositary receipts other than for negligence, willful misconduct or bad faith.

   The depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or any shares of preferred stock unless it is furnished with satisfactory indemnification. ML&Co. and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine. Neither the depositary nor ML&Co. will be liable if it is prevented from or delayed, by law, by provision of ML&Co.'s restated certificate of incorporation or any circumstances beyond its control, in performing its obligations under the deposit agreement.

                    DESCRIPTION OF PREFERRED STOCK WARRANTS

   ML&Co. may issue warrants for the purchase of preferred stock ("Preferred Stock Warrants"). Each series of Preferred Stock Warrants is to be issued under a preferred stock warrant agreement to be entered into between ML&Co. and a bank or trust company, as preferred stock warrant agent, as described in the applicable prospectus supplement relating to the Preferred Stock Warrants being offered. A copy of the form of preferred stock warrant agreement, including the form of warrant certificates representing the Preferred Stock Warrants, is filed as an exhibit to the registration statement of which this prospectus is a part. The following summaries of the material provisions of the preferred stock warrant agreement and preferred stock warrant certificates are not complete and are subject to and are qualified in their entirety by reference to, all the provisions of the preferred stock warrant agreement and the preferred stock warrant certificates, respectively, including the definitions of terms.

Terms of the Preferred Stock Warrants

   The applicable prospectus supplement will describe the terms of the specific issue of Preferred Stock Warrants being offered, the preferred stock warrant agreement relating to the Preferred Stock Warrants and the preferred stock warrant certificates representing the Preferred Stock Warrants, including the following:

    .  the offering price or prices;

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

    . designation, aggregate number and terms of the series of preferred stock that may be purchased upon exercise of the Preferred Stock Warrants and the minimum number of Preferred Stock Warrants that are exercisable;

    . any designation and terms of the securities with which the Preferred Stock Warrants are being offered and the number of Preferred Stock Warrants being offered with each Security;

    . any date on and after which the Preferred Stock Warrants and the related securities will be transferable separately;

    . the number and stated values of the series of preferred stock that may be purchased upon exercise of each Preferred Stock Warrant and the price at which the shares of preferred stock of that series may be purchased upon exercise, and events or conditions under which the number of shares that may be purchased may be adjusted;

    . the date on which the right to exercise the Preferred Stock Warrants will begin and the date on which the right to exercise will expire;

    . any circumstances that will cause the Preferred Stock Warrants to be deemed to be automatically exercised;

    .  any material risk factors relating to the Preferred Stock Warrants;

    .  the identity of the preferred stock warrant agent; and

    . any other terms of the Preferred Stock Warrants which are not inconsistent with the provisions of the preferred stock warrant agreement.

   Holders may exchange preferred stock warrant certificates for new preferred stock warrant certificates of different denominations, may, if in registered form, present for registration of transfer, and may exercise the Preferred Stock Warrants, at the corporate trust office of the preferred stock warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of any Preferred Stock Warrant, a holder will not have the rights of a holder of shares of the preferred stock that may be purchased upon exercise of the Preferred Stock Warrant, including the right to receive payment of dividends, if any, on the underlying preferred stock or the right to vote the underlying preferred stock.

   Prospective purchasers of Preferred Stock Warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as Preferred Stock Warrants. The prospectus supplement relating to any issue of Preferred Stock Warrants will describe these considerations.

Book-Entry Procedures

   Except as may otherwise be provided in the applicable prospectus supplement, the Preferred Stock Warrants will be issued in the form of global preferred stock warrant certificates, registered in the name of a depositary or its nominee. In that case, beneficial owners will not be entitled to receive definitive certificates representing Preferred Stock Warrants unless the depositary is unwilling or unable to continue as depositary, specified events of bankruptcy or insolvency occur with respect to ML&Co. or ML&Co. decides to have the Preferred Stock Warrants represented by definitive certificates. A beneficial owner's interest in a Preferred Stock Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the beneficial owner's account. In turn, the total number of Preferred Stock Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of any Preferred Stock Warrant will be effected only through the selling beneficial owner's brokerage firm.


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Exercise of Preferred Stock Warrants

   Each Preferred Stock Warrant will entitle its holder to purchase a number of shares of preferred stock at the exercise price described in the applicable prospectus supplement. After the close of business on the date the right to exercise the Preferred Stock Warrants expires, or any later date if extended by ML&Co., unexercised Preferred Stock Warrants will become void.

   Holders may exercise the Preferred Stock Warrants in the manner set forth in the applicable prospectus supplement. Upon receipt of payment and a properly completed and duly executed preferred stock warrant certificate at the corporate trust office of the preferred stock warrant agent or any other office indicated in the applicable prospectus supplement, ML&Co. will, as soon as practicable, issue and deliver the shares of preferred stock purchased upon exercise. If less than all of the Preferred Stock Warrants represented by any preferred stock warrant certificate are exercised, ML&Co. will issue a new preferred stock warrant certificate for the remaining number of Preferred Stock Warrants.

Listing

   ML&Co. may list an issue of Preferred Stock Warrants on a national securities exchange. Any listing will be specified in the applicable prospectus supplement.

Modifications

   ML&Co. and the preferred stock warrant agent may amend any preferred stock warrant agreement and the terms of the related Preferred Stock Warrants, without the consent of the holders of the Preferred Stock Warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision, or in any other manner which ML&Co. may deem necessary or desirable and which will not materially and adversely affect the interests of the preferred stock warrantholders.

   ML&Co. and the preferred stock warrant agent also may amend any preferred stock warrant agreement and the terms of the related Preferred Stock Warrants, with the consent of the holders of not less than a majority in number of the then outstanding unexercised Preferred Stock Warrants affected by the amendment. However, without the consent of each of the preferred stock warrantholders affected, no amendment will be effective that:

    . shortens the period of time during which the Preferred Stock Warrants may be exercised;

    . otherwise materially and adversely affects the exercise rights of the preferred stock warrantholders; or

    . reduces the number of outstanding Preferred Stock Warrants the consent of whose holders is required to approve an amendment of the preferred stock warrant agreement or the terms of the related Preferred Stock Warrants.

Enforceability of Rights by Preferred Stock Warrantholders

   Any preferred stock warrantholder may, without the consent of the related preferred stock warrant agent, enforce by appropriate legal action, in and of its own behalf, its right to exercise its Preferred Stock Warrants.

                          DESCRIPTION OF COMMON STOCK

   The following description sets forth the general terms of common stock which ML&Co. may issue. The description set forth below and in any prospectus supplement is not complete, is subject to, and is qualified in its entirety by reference to, ML&Co's restated certificate of incorporation which is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Common Stock

   Under ML&Co.'s restated certificate of incorporation, ML&Co. is authorized to issue up to 3,000,000,000 shares of common stock, par value $1.33 1/3 per share. As of December 28, 2001, there were 962,533,498 shares of common stock and 4,195,407 Exchangeable Shares outstanding. The Exchangeable Shares are exchangeable at any time into common stock on a one-for-one basis and entitle holders to dividend, voting and other rights equivalent to common stock. The common stock is traded on the New York Stock Exchange under the symbol "MER" and also on the Chicago Stock Exchange, the Pacific Exchange, the Paris Bourse, the London Stock Exchange and the Tokyo Stock Exchange.

   The common stock has the dividend, voting, liquidation and preemptive rights set forth below unless otherwise specified in the prospectus supplement being used to offer the common stock. The applicable prospectus supplement will describe the terms of the common stock including, where applicable, the following:

    .  the number of shares to be offered;

    .  the offering price or prices;

    . to the extent permitted by applicable law, whether the common stock will be issued in certificated or book-entry form;

    .  information with respect to any book-entry procedures; and

    . any additional terms of the common stock which are not inconsistent with the provisions of ML&Co.'s restated certificate of incorporation.

   The common stock will be, when issued against payment therefor, fully paid and nonassessable. Holders of the common stock will have no preemptive rights to subscribe for any additional securities which may be issued by ML&Co. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that has been issued and may be issued in the future. As of December 28, 2001, 17,000,000 depositary shares, each representing a one-four-hundredth interest in a share of 9% Preferred Stock, and one Special Voting Share were outstanding. See "Description of Preferred Stock--Outstanding Preferred Stock" for a description of that preferred stock. The Board of Directors of ML&Co. may issue additional shares of preferred stock to obtain additional financing, in connection with acquisitions, to officers, directors and employees of ML&Co. and its subsidiaries pursuant to benefit plans or otherwise and for other proper corporate purposes.

   ML&Co. is the principal transfer agent for the common stock.

   Because ML&Co. is a holding company, its rights, and the rights of holders of its securities, including the holders of common stock, to participate in the distribution of assets of any subsidiary of ML&Co. upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors and preferred stockholders, except to the extent ML&Co. may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

Dividends

   ML&Co. may pay dividends on the common stock out of funds legally available for the payment of dividends as, if and when declared by the Board of Directors of ML&Co. or a duly authorized committee of the Board of Directors.

   As of December 28, 2001, subsidiaries of ML&Co. had outstanding approximately $2.695 billion of perpetual TOPrS. In connection with the issuance of the TOPrS, ML&Co. has agreed, among other things, that if full distributions on the TOPrS have not been paid or set apart for payment or ML&Co. is in default of its related guarantee obligations, ML&Co., with certain exceptions, will not declare or pay dividends, make distributions

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

with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its capital stock, including the common stock.

Liquidation Rights

   Upon any voluntary or involuntary liquidation, dissolution, or winding up of ML&Co., the holders of its common stock will be entitled to receive, after payment of all of its debts, liabilities and of all sums to which holders of any preferred stock may be entitled, all of the remaining assets of ML&Co.

Voting Rights

   Except as described under "Description of Preferred Stock--Outstanding Preferred Stock", the holders of the common stock currently possess exclusive voting rights in ML&Co. The Board of Directors of ML&Co. may, however, give voting power to any preferred stock which may be issued in the future. Each holder of common stock is entitled to one vote per share with respect to all matters. There is no cumulative voting in the election of directors. Actions requiring approval of stockholders generally require approval by a majority vote of outstanding shares.

   The Board of Directors of ML&Co. is currently comprised of 11 directors, divided into three classes, the precise number of members to be fixed from time to time by the Board of Directors. The directors of the class elected at each annual election hold office for a term of three years, with the term of each class expiring at successive annual meetings of stockholders.

Rights to Purchase Series A Junior Preferred Stock

   Under the Amended and Restated Rights Agreement, adopted on December 2, 1997 (the "Rights Agreement"), preferred purchase rights were distributed to holders of common stock. The preferred purchase rights are attached to each outstanding share of common stock and will attach to all subsequently issued shares, including common stock that may be offered by ML&Co. pursuant to an applicable prospectus supplement. The preferred purchase rights entitle the holder to purchase fractions of a share ("Units") of Series A junior preferred stock at an exercise price of $300 per Unit, subject to adjustment from time to time as provided in the Rights Agreement. The exercise price and the number of Units issuable are subject to adjustment to prevent dilution.

   The preferred purchase rights will separate from the common stock ten days following the earlier of:

    . an announcement of an acquisition by a person or group of 15% or more of the outstanding common stock of ML&Co.; or

    . the commencement of a tender or exchange offer for 15% or more of the shares of common stock of ML&Co. outstanding.

   If, after the preferred purchase rights have separated from the common stock,

    .  ML&Co. is the surviving corporation in a merger with an acquiring party,

    .  a person becomes the beneficial owner of 15% or more of the common stock,

    . an acquiring party engages in one or more defined "self-dealing" transactions, or

    . an event occurs which results in such acquiring party's ownership interest being increased by more than 1%,

then, in each case, each holder of a preferred purchase right will have the right to purchase Units of Series A junior preferred stock having a value equal to two times the exercise price of the preferred purchase right. In addition, preferred purchase rights held by or transferred in certain circumstances by an acquiring party may immediately become void.

   In the event that, at any time,

    . ML&Co. is acquired in a merger or other business combination transaction and ML&Co. is not the surviving corporation,

    . any person consolidates or merges with ML&Co. and all or part of ML&Co.'s common stock is converted or exchanged for securities, cash or property of any other person or

    .  50% or more of ML&Co.'s assets or earning power is sold or transferred,

each holder of a right will have the right to purchase common stock of the acquiring party having a value equal to two times the exercise price of the preferred purchase right.

   The preferred purchase rights expire on December 2, 2007. The preferred purchase rights are redeemable at the option of a majority of the independent directors of ML&Co. at $.01 per right at any time until the tenth day following an announcement of the acquisition of 15% or more of the common stock.

   The foregoing provisions of the Rights Agreement may have the effect of delaying, deferring or preventing a change in control of ML&Co.

   The certificate of designations of the Series A junior preferred stock provides that the holders of Units of the Series A junior preferred stock will be entitled to receive quarterly dividends in an amount to be determined in accordance with the formula set forth in the certificate of designations. These dividend rights are cumulative. The Series A junior preferred stock rank junior in right of payment of dividends to the 9% Preferred Stock and to all other preferred stock issued by ML&Co., unless the terms of any other preferred stock provide otherwise. The holders of Units of the Series A junior preferred stock will have one vote per Unit on all matters submitted to the stockholders of ML&Co., subject to adjustment. If at any time dividends on any Units of the Series A junior preferred stock are in arrears for a number of periods, whether or not consecutive, which in the aggregate is equivalent to six calendar quarters, then during that period of default, the holders of all Units, voting separately as a class, will have the right to elect two directors to the Board of Directors of ML&Co. Additionally, whenever quarterly dividends or other dividends or distributions payable on the Series A junior preferred stock are in arrears, ML&Co. shall not, among other things, declare or pay dividends on or make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares or capital stock of ML&Co. which ranks junior in right of payment to the Series A junior preferred stock, including the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of ML&Co., the holders of outstanding Units of the Series A junior preferred stock will be entitled to receive a distribution in an amount to be determined in accordance with the formula set forth in the certificate of designations before the payment of any distribution to the holders of common stock. The Units of Series A junior preferred stock are not redeemable. As of the date of this prospectus, there are no shares of Series A junior preferred stock outstanding.

Material Charter Provisions

   ML&Co.'s restated certificate of incorporation provides that, except under specified circumstances, ML&Co. may not merge or consolidate with any one or more corporations, joint-stock associations or non-stock corporations; sell, lease or exchange all or substantially all of its property and assets or dissolve without the affirmative vote of two-thirds of the entire Board of Directors of ML&Co. and the holders of a majority of the outstanding shares of common stock entitled to vote. Additionally, ML&Co.'s restated certificate of incorporation provides that specified business combinations involving ML&Co. and an interested stockholder or an affiliate or associate of that stockholder must be approved by 80% of the voting power of the outstanding shares of capital stock of ML&Co. entitled to vote generally in the election of directors. The vote of 80% of the voting power of the voting stock referred to in the immediately preceding sentence is required for amendment of these provisions. ML&Co.'s restated certificate of incorporation also provides that only the Board of Directors of ML&Co. has the authority to call special stockholder meetings.

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   The foregoing provisions of ML&Co.'s restated certificate of incorporation may have the effect of delaying, deferring or preventing a change in control of ML&Co.

                     DESCRIPTION OF COMMON STOCK WARRANTS

   ML&Co. may issue warrants for the purchase of common stock ("Common Stock Warrants"). Each series of Common Stock Warrants will be issued under a common stock warrant agreement to be entered into between ML&Co. and a bank or trust company, as common stock warrant agent, all as set forth in the applicable prospectus supplement. A copy of the form of common stock warrant agreement, including the form of warrant certificates representing the Common Stock Warrants, reflecting the provisions to be included in the common stock warrant agreements that will be entered into with respect to particular offerings of Common Stock Warrants, is filed as an exhibit to the registration statement of which this prospectus is a part. The following summaries of the material provisions of the common stock warrant agreement and common stock warrant certificates are not complete, are subject to, and are qualified in their entirety by reference to, all of the provisions of the common stock warrant agreement and the common stock warrant certificates, including the definitions of terms.

Terms of the Common Stock Warrants

   The applicable prospectus supplement will describe the terms of the Common Stock Warrants being offered, the common stock warrant agreement relating to the Common Stock Warrants and the common stock warrant certificates, including the following:

       .  the offering price or prices;

       . the aggregate number of shares of common stock that may be purchased upon exercise of the Common Stock Warrants and minimum number of Common Stock Warrants that are exercisable;

       . the number of securities, if any, with which the Common Stock Warrants are being offered and the number of the Common Stock Warrants being offered with each security;

       . the date on and after which the Common Stock Warrants and the related securities, if any, will be transferable separately;

       . the number of shares of common stock purchasable upon exercise of each Common Stock Warrant, the price at which the common stock may be purchased, and events or conditions under which the number of shares purchasable may be adjusted;

       . the date on which the right to exercise the Common Stock Warrants will begin and the date on which the right to exercise will expire;

       . the circumstances, if any, which will cause the Common Stock Warrants to be deemed to be automatically exercised;

       .  any material risk factors relating to the Common Stock Warrants;

       .  the identity of the common stock warrant agent; and

       . any other terms of the Common Stock Warrants which are not inconsistent with the provisions of the common stock warrant agreement.

   Holders may exchange common stock warrant certificates for new common stock warrant certificates of different denominations, may, if in registered form, present for registration of transfer, and may exercise the Common Stock Warrants, at the corporate trust office of the common stock warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of any Common Stock Warrants to purchase common stock, holders of the Common Stock Warrants will not have any rights of holders of common stock purchasable upon exercise of the Common Stock Warrants, including the right to receive payments of dividends, if any, on the common stock purchasable upon any exercise or the right to vote the underlying common stock.

   Prospective purchasers of Common Stock Warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as Common Stock Warrants. The prospectus supplement relating to any issue of Common Stock Warrants will describe these considerations.

Book-Entry Procedures

   Except as may otherwise be provided in the applicable prospectus supplement, the Common Stock Warrants will be issued in the form of global common stock warrant certificates, registered in the name of a depositary or its nominee. In that case, beneficial owners will not be entitled to receive definitive certificates representing Common Stock Warrants unless the depositary is unwilling or unable to continue as depositary, certain specified events of bankruptcy or insolvency occur with respect to ML&Co. or ML&Co. decides to have the Common Stock Warrants represented by definitive certificates. A beneficial owner's interest in a Common Stock Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains a beneficial owner's account. In turn, the total number of Common Stock Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of any Common Stock Warrant will be effected only through the selling beneficial owner's brokerage firm.

Exercise of Common Stock Warrants

   Each Common Stock Warrant will entitle its holder to purchase a specific number of shares of common stock at the exercise price described in the applicable prospectus supplement. After the close of business on the date the right to exercise the Common Stock Warrants expires, or any later date if extended by ML&Co., unexercised Common Stock Warrants will become void.

   Common Stock Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and a properly completed and duly executed common stock warrant certificate at the corporate trust office of the common stock warrant agent or any other office indicated in the applicable prospectus supplement, ML&Co. will, as soon as practicable, issue and deliver the shares of common stock purchased upon exercise. If less than all of the Common Stock Warrants represented by any common stock warrant certificate are exercised, a new common stock warrant certificate will be issued for the remaining Common Stock Warrants.

Listing

   ML&Co. may list an issue of Common Stock Warrants on a national securities exchange. Any listing will be specified in the applicable prospectus supplement.

Modifications

   ML&Co. and the common stock warrant agent may amend any common stock warrant agreement and the terms of the related Common Stock Warrants, without the consent of the holders of the Common Stock Warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision, or in any other manner which ML&Co. may deem necessary or desirable and which will not materially and adversely affect the interests of the common stock warrantholders.

   ML&Co. and the common stock warrant agent also may amend any common stock warrant agreement and the terms of the related Common Stock Warrants, with the consent of the holders of not less than a majority in number of the then outstanding unexercised Common Stock Warrants affected by amendment. However, without the consent of each of the common stock warrantholders affected, no amendment will be effective that:

    . shortens the period of time during which the Common Stock Warrants may be exercised;

    . otherwise materially and adversely affects the exercise rights of the common stock warrantholders; or

    . reduces the number of outstanding Common Stock Warrants the consent of whose holders is required to approve an amendment of the common stock warrant agreement or the terms of the related Common Stock Warrants.

Enforceability of Rights by common stock warrantholders

   Any common stock warrantholder may, without the consent of the related common stock warrant agent, enforce by appropriate legal action, in and for its own behalf, its right to exercise its Common Stock Warrant.

                             PLAN OF DISTRIBUTION

   ML&Co. may sell securities:

    . to the public through MLPF&S, or through a group of underwriters managed or co-managed by, one or more underwriters, including MLPF&S,

    .  through MLPF&S as agent, or

    .  directly to purchasers.

   Any at the market offering of Common Stock will be through MLPF&S, acting as principal or as agent for ML&Co. The prospectus supplement with respect to the securities of a particular series describes the terms of the offering of the securities, including the name of the agent or the name or names of any underwriters, the public offering or purchase price, any discounts and commissions to be allowed or paid to the agent or underwriters, all other items constituting underwriting compensation, any discounts and commissions to be allowed or paid to dealers and any exchanges on which the securities will be listed. Only the agents or underwriters so named in the prospectus supplement are agents or underwriters in connection with the securities being offered. Under certain circumstances, ML&Co. may repurchase securities and reoffer them to the public as set forth above. ML&Co. may also arrange for repurchases and resales of the securities by dealers.

   If so indicated in the prospectus supplement, ML&Co. will authorize underwriters to solicit offers by certain institutions to purchase debt securities from ML&Co. pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and, unless ML&Co. otherwise agrees, the aggregate principal amount of debt securities sold pursuant to the contracts shall not be more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to the approval of ML&Co. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the debt securities covered under that contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

   ML&Co. has agreed to indemnify any agent or underwriters against certain civil liabilities, including liabilities under the Securities Act or contribute to payments any agent or underwriters may be required to make.

   The distribution of securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

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

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   We have filed a registration statement on Form S-3 with the SEC covering the securities described in this prospectus and other securities. For further information on ML&Co. and these securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

   The SEC allows us to incorporate by reference the information we file with them, which means:

    .  incorporated documents are considered part of the prospectus;

    . we can disclose important information to you by referring you to those documents; and

    . information that we file with the SEC will automatically update and supersede this incorporated information.

   We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act (other than information in the documents that is deemed not to be filed):

    .  annual report on Form 10-K for the year ended December 28, 2001; and

    . current reports on Form 8-K dated January 9, 2002, January 16, 2002, January 13, 2002, January 23, 2002, January 29, 2002, February 1, 2002,
       February 8, 2002, February 11, 2002, February 21, 2002, February 26, 2002, March 1, 2002, March 7, 2002, March 13, 2002, March 15, 2002,
       March 20, 2002, March 22, 2002 and March 28, 2002.

   We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed (other than information in the documents that is deemed not to be filed):

    .  reports filed under Section 13(a) and (c) of the Exchange Act;

    . definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

    .  any reports filed under Section 15(d) of the Exchange Act.

   You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

   You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

   You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Mr. Lawrence
M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038, Telephone (212) 670-0432.

                                    EXPERTS

   The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries for the year ended December 28, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (each of which expressed an unqualified opinion and which report on the consolidated financial statements included an explanatory paragraph for the change in accounting method in 1998 for certain internal-use software development costs to conform with Statement of Position 98-1), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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                                     [LOGO]

                                2,500,000 Units

                           Merrill Lynch & Co., Inc.

                Callable Market Index Target-Term Securities(R)
                              due April   , 2009
                  Linked to the Amex Biotechnology Index/SM/
                       ("Callable MITTS(R) Securities")
                         $10 principal amount per unit

                        -------------------------------

                             PROSPECTUS SUPPLEMENT

                        -------------------------------

                              Merrill Lynch & Co.


                                April   , 2002

"MITTS" and "Market Index Target-Term Securities" are registered service marks of Merrill Lynch & Co., Inc.

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